Filed Pursuant to Rule 424(b)(2)
Registration No. 333-153646

$8,694,000

Stanley Black & Decker, Inc.

Floating Rate Convertible Senior Notes due May 17, 2012

This is a remarketing of up to $8.7 million aggregate principal amount of our outstanding floating rate convertible senior notes due May 17, 2012, which we refer to as the “convertible notes,” originally issued as components of the Floating Rate Equity Units we issued in March 2007 (the “Equity Units”).

Interest on the convertible notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. The interest rate on the convertible notes is currently 3-month LIBOR minus 3.500% (with a floor of 0%), equivalent to a current interest rate of 0%. In connection with the remarketing, the spread on the interest rate on the convertible notes will not be reset, and the interest rate will remain 3-month LIBOR minus 3.500% (with a floor of 0%). Purchasers of convertible notes in the remarketing will receive interest at the interest rate from May 17, 2010, commencing on the next interest payment date of August 17, 2010.

Holders may convert their convertible notes, in multiples of $1,000 principal amount, only upon the occurrence of specified corporate events or on and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date. Upon conversion, we will deliver cash and, if applicable, shares of our common stock, as described in this prospectus supplement. The amount of cash and shares of our common stock, if any, due upon conversion will be based on a note daily settlement amount calculated on a proportionate basis for each trading day in a 20 trading day note observation period.

The conversion rate for the convertible notes as of the date of this prospectus supplement is 15.5121 shares per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $64.47 per share of our common stock), subject to adjustment as described in this prospectus supplement. In addition, following a cash merger that occurs prior to maturity, we will, under certain circumstances, increase the conversion rate for a holder who elects to convert its convertible notes in connection with such a cash merger.

If we undergo a fundamental change, subject to certain conditions, a holder may require us to repurchase their convertible notes in whole or in part for cash at a price equal to 100% of the principal amount of the convertible notes to be repurchased plus accrued and unpaid interest to, but excluding, the repurchase date.

The convertible notes are our direct, unsecured general obligations and rank equally in right of payment with all of our other unsecured and unsubordinated debt. The convertible notes are not obligations of or guaranteed by any of our subsidiaries. As a result, the convertible notes are structurally subordinated to all debt and other liabilities (including guarantees) of our subsidiaries. As of April 3, 2010, on a pro forma basis after giving effect to the release of the guarantee of the convertible notes, we had approximately $1.97 billion of outstanding indebtedness issued or guaranteed by our subsidiary The Black & Decker Corporation.

We will not directly receive any of the proceeds from this remarketing of the convertible notes. See “Use of Proceeds” and “Relationship of the Equity Units to the Remarketing.”

Our common stock is listed and traded on the New York Stock Exchange under the symbol “SWK.” The reported last sale price of our common stock on the New York Stock Exchange on May 7, 2010 was $56.12 per share. The convertible notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system. Prior to this remarketing, there has been no public market for the convertible notes.

Investing in the convertible notes involves risks. See “Risk Factors” beginning on page S-9 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Price to Public(1)	103.0%	$8,954,820
Net Proceeds(2)	103.0%	$8,954,820

(1)	Plus accrued interest from May 17, 2010, if settlement occurs after that date.
(2)	We will not directly receive any proceeds from the remarketing. See “Use of Proceeds” and “Relationship of the Equity Units to the Remarketing” in this prospectus supplement.

We will separately pay a remarketing fee to the remarketing agent in the amount of 1.0% of the total proceeds of the remarketing.

The remarketing agent expects to deliver the convertible notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New York on or about May 17, 2010.

Remarketing Agent

Citi

Prospectus Supplement dated May 10, 2010.

ii

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only upon the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. You should assume the information appearing in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We maintain a website at www.stanleyblackanddecker.com. The information on our web site is not incorporated by reference in this prospectus supplement or the accompanying prospectus and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

You can also inspect reports, proxy statements and other information about Stanley Black & Decker, Inc. at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement and the accompanying prospectus, except for any information superseded by information contained directly in this prospectus supplement, the accompanying prospectus or any subsequently filed document deemed incorporated by reference. This prospectus supplement and the accompanying prospectus incorporates by reference the documents set forth below that Stanley Black & Decker, Inc. has previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K). These documents contain important information about Stanley Black & Decker, Inc. and its finances.

•	Annual Report on Form 10-K for the fiscal year ended January 2, 2010;

•

The information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended January 2, 2010 from our definitive proxy statement on Schedule 14A filed with the SEC on April 26, 2010;

•	Current Reports on Form 8-K filed March 11, 2010, March 12, 2010 (2 separate reports filed on this date) and April 13, 2010;

•

Our registration statement on Form S-4 (File No. 333-163509), filed with the SEC on December 4, 2009, as amended by Amendment No. 1 to Form S-4 filed January 14, 2010 and Amendment No. 2 to Form S-4 filed February 2, 2010, including all amendments thereto; and

•

The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on November 1, 1985, as amended by Amendment No. 1 to Form 8-A filed March 12, 2010, and any future amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and the accompanying prospectus and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

Stanley Black & Decker, Inc.

1000 Stanley Drive

New Britain, Connecticut 06053

Attention: Treasurer

(860) 225-5111

We will provide to each person, including any beneficial owner, to whom this prospectus supplement is delivered, a copy of any or all of the information that has been incorporated by reference but not delivered with the prospectus supplement. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and any documents incorporated herein by reference contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in any documents incorporated herein by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus supplement, any accompanying prospectus and the documents incorporated by reference.

A variety of factors could cause our actual results to differ materially from the expected results expressed in our forward-looking statements, including those factors set forth in this prospectus supplement, the accompanying prospectus or any documents incorporated herein by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our reports and other documents filed with the SEC. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following possibilities:

•	inability to maintain and improve the overall profitability of our operations;

•	inability to limit the impact of steel and other commodity and material price inflation through price increases and other measures;

•	inability to capitalize on future acquisition opportunities and fund other initiatives;

•	inability to invest in routine business needs;

•

the risk that the cost savings and other synergies anticipated to be realized from our combination with The Black & Decker Corporation (the “merger”) (as well as future acquisitions) may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it difficult to maintain relationships with customers, employees or suppliers;

•	failure to identify, complete and integrate acquisitions, or to integrate existing businesses;

•	inability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs;

•	the extent to which we have to write off accounts receivable or assets or experience supply chain disruptions in connection with bankruptcy filings by our customers or suppliers;

•	inability to generate free cash flow and maintain strong credit metrics;

•	inability to successfully settle routine tax audits;

•	inability to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible;

•	the continued acceptance of technologies used in our products and services;

•	continued access to credit markets on favorable terms, and the maintenance by us of an investment grade credit rating;

•	inability to negotiate satisfactory payment terms for the purchase and sale of goods, material and products;

•	inability to sustain the success of our marketing and sales efforts, including our ability to recruit and retain an adequate sales force and to maintain our customer base;

•	inability of the sales force to adapt to any changes made in the sales organization and achieve adequate customer coverage;

•	inability to stimulate demand for our products;

•	inability to develop and introduce new products and identify and develop new markets;

•	loss of significant volumes of sales from our larger customers;

•	inability to maintain or improve current production rates in our manufacturing facilities, to respond to significant changes in product demand, or to fulfill demand for new and existing products;

•	inability to implement, manage and maintain our operating systems effectively;

•	inability to continue successfully managing and defending claims and litigation;

•	increased pricing pressures and other changes from customers and competitors and the inability to defend market share in the face of competition;

•	continued consolidation of customers, particularly in consumer channels;

•	inventory management pressures on our customers;

•	changes in trade, monetary, tax and fiscal policies and laws;

•	risks relating to environmental matters, including changes in the estimated costs to remediate historical contamination and resolve related litigation;

•	risks arising out of changes in environmental laws, including laws that may affect the content or production of our products;

•

the final geographic distribution of future earnings and the effect of currency exchange fluctuations and impact of dollar/foreign currency exchange and interest rates on the competitiveness of products, our debt program and our cash flow;

•	the strength of the United States and global economies;

•

the impact of events that cause or may cause disruption in our distribution and sales networks, such as war, terrorist activities, political unrest, and recessionary or expansive trends in world economies;

•	inability to mitigate cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and

•	failure to recruit and train new employees.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition, and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus supplement or, in the case of the accompanying prospectus or any documents incorporated herein by reference, the date of any such document. We do not undertake any obligation to publicly correct or update any forward-looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

SUMMARY

This summary contains basic information about us and this remarketing. Because it is a summary, it does not contain all of the information that you should consider before purchasing any securities in the remarketing. You should read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference carefully, including the section entitled “Risk Factors” in our annual report on Form 10-K, as may be supplemented by subsequently filed quarterly reports on Form 10-Q, and registration statement on Form S-4, and our financial statements and the notes thereto incorporated by reference into this prospectus supplement and the accompanying prospectus before making an investment decision. Unless otherwise indicated, all references in this prospectus supplement to “the Company,” “Stanley,” “we,” “our,” “us,” or similar terms mean Stanley Black & Decker, Inc. and its subsidiaries.

The Company

Stanley Black & Decker, Inc. (formerly known as The Stanley Works) was founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a diversified global supplier of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions.

Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053 and our telephone number is (860) 225-5111.

On March 12, 2010, we completed our merger with The Black & Decker Corporation, a Maryland corporation (“Black & Decker”). Black & Decker, now our wholly owned subsidiary, is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems. With products and services marketed in over 100 countries, Black & Decker enjoys worldwide recognition of its strong brand names and a superior reputation for quality, design, innovation and value.

The Remarketing

The summary below describes the principal terms of the convertible notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Remarketed Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the convertible notes. As used in this section, “we,” “our” and “us” refer to Stanley Black & Decker, Inc. and not to its current or future consolidated subsidiaries.

Issuer	Stanley Black & Decker, Inc., a Connecticut corporation.

Securities Remarketed	Up to $8.7 million aggregate principal amount of floating rate convertible senior notes due May 17, 2012, out of $320 million aggregate principal amount of convertible notes currently outstanding.

Maturity Date	May 17, 2012, unless earlier repurchased or converted.

Interest Rate	Interest on the convertible notes is currently 0%, based upon 3-month LIBOR minus 3.500% (with a floor of 0%). In connection with the remarketing, the spread on the interest on the convertible notes will not be reset, and the interest rate will remain 3-month LIBOR minus 3.500% (with a floor of 0%). Interest on the convertible notes is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year. Purchasers of convertible notes in the remarketing will receive interest at the interest rate from May 17, 2010 commencing on the next interest payment date, August 17, 2010.

Fundamental Change	If we undergo a “fundamental change” (as defined in this prospectus supplement under “Description of Remarketed Notes—Repurchase at Option of Holders Upon a Fundamental Change”), subject to certain conditions, a holder will have the option to require us to repurchase their convertible notes in whole or in part for cash at a price equal to 100% of the principal amount of the convertible notes to be repurchased plus unpaid interest, if any, accrued to, but excluding, the repurchase date.

Conversion Rights	Holders may convert their convertible notes, in multiples of $1,000 principal amount, only upon the occurrence of specified corporate events described under “Description of Remarketed Notes—Conversion Upon Specified Transactions” or on and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date. Holders’ ability to convert their convertible notes is not dependent on the price of our common stock or on the trading price of the convertible notes.

The conversion rate for the convertible notes as of the date of this prospectus supplement is 15.5121 shares per $1,000 principal amount of convertible notes (equivalent to a conversion price of approximately $64.47 per share of our common stock), subject to adjustment as described in this prospectus supplement.

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of convertible notes being converted, cash and, if applicable, shares of our common stock. The amount of cash and shares of our common stock, if any, due upon conversion will be based on a note daily settlement amount (as described herein) calculated on a proportionate basis for each trading day in a 20 trading day note observation period (as described under “Description of Remarketed Notes—Conversion Settlement.”

In addition, following a cash merger that occurs prior to maturity, we will, under certain circumstances, increase the conversion rate for a holder who elects to convert its convertible notes in connection with such a cash merger as described under “Description of Remarketed Notes—Conversion Rights—Make Whole Amount Upon a Cash Merger.”

Upon a conversion of a convertible note, a holder will not receive any cash payment of interest, except in limited circumstances, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and our common stock, if any, will be deemed to satisfy all of our obligations with respect to convertible notes tendered for conversion. Accordingly, upon a conversion of convertible notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Redemption	The notes are not redeemable at our option at any time.

Ranking	The convertible notes are our direct, unsecured general obligations and rank equally in right of payment with all of our other unsecured and unsubordinated debt.

The convertible notes are not obligations of or guaranteed by any of our subsidiaries. As a result, the convertible notes are structurally subordinated to all debt and other liabilities (including guarantees) of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible notes would have any claims to those assets.

As of April 3, 2010, on a pro forma basis after giving effect to the release of the guarantee of the convertible notes, we had no indebtedness that ranked equally in right of payment with the convertible notes and $1.97 billion of indebtedness either issued by us and guaranteed by Black & Decker or issued by Black & Decker and guaranteed by us that is structurally senior to the convertible notes.

The Remarketing	The convertible notes were issued by us on March 20, 2007 as a part of our issuance of Equity Units. Each Equity Unit initially consisted of a contract to purchase shares of our common stock (a “purchase contract”) and a $1,000 principal amount convertible note, which together are referred to as an Equity Unit. In order to secure their obligations under the purchase contracts, holders of the Equity Units pledged their convertible notes to us through a collateral agent. Pursuant to the terms of the Equity Units, the remarketing agent remarketed the convertible notes at a price equal to 103% of the aggregate principal amount of the convertible notes included in the remarketing under the terms of, and subject to the conditions contained in, the remarketing agreement among us, the remarketing agent and The Bank of New York Mellon Trust Company, N.A., not individually but solely as purchase contract agent and as attorney-in-fact of the holders of purchase contracts. See “Remarketing” in this prospectus supplement.

Listing	The convertible notes are not, and are not expected to be, listed on any national securities exchange or included in any automated quotation system.

Use of Proceeds	We will not directly receive any proceeds from the remarketing. However, the portion of the proceeds from the remarketing attributable to convertible notes that are part of Equity Units will automatically be applied to satisfy in full the related Equity Unit holders’ obligations to purchase our common stock under their purchase contracts. The remarketing agent will remit any proceeds that remain from the remarketing of convertible notes that are part of Equity Units after this application for the benefit of holders of such Equity Units.

U.S. Federal Income Tax Considerations	See “Certain Material United States Federal Income Tax Considerations.”

Risk Factors	In considering whether to purchase the convertible notes, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the risk factors described in the section of this prospectus supplement entitled “Risk Factors,” the discussion of risks relating to our business under the caption “Risk Factors” in our annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, and registration statement on Form S-4, and the factors listed in “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

New York Stock Exchange Symbol for Our Common Stock	Our common stock is listed on The New York Stock Exchange under the symbol “SWK.”

Trustee, Paying Agent and Conversion Agent	The trustee, paying agent and the conversion agent for the notes will be The Bank of New York Mellon Trust Company, N.A.

RISK FACTORS

In considering whether to purchase the convertible notes, you should carefully consider all of the information we have included or incorporated by reference in this prospectus supplement. In particular, you should carefully consider the risk factors described below, the discussion of risks relating to our business under the caption “Risk Factors” in our annual report on Form 10-K and subsequently filed quarterly reports on Form 10-Q, and our registration statement on Form S-4 and the factors listed in “Special Note Regarding Forward-Looking Statements” in this prospectus supplement.

Risk Factors Relating to Our Convertible Notes

As used in this section, “we,” “our” and “us” refer to Stanley Black & Decker, Inc. and none of its other current or future consolidated subsidiaries.

The convertible notes are effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The convertible notes will rank senior in right of payment to our existing and future indebtedness that is expressly subordinated in right of payment to the convertible notes; equal in right of payment to our existing and future liabilities that are not so subordinated; junior in right of payment to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness and other liabilities (including guarantees) of our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt will be available to pay obligations on the convertible notes only after the secured debt has been repaid in full from these assets. There may not be sufficient assets remaining to pay amounts due on any or all of the convertible notes then outstanding. The indenture governing the convertible notes does not prohibit us from incurring additional senior debt or secured debt, nor does it prohibit any of our subsidiaries from incurring additional liabilities.

As of April 3, 2010, on a pro forma basis after giving effect to the release of the guarantee of the convertible notes, we had no indebtedness that ranked equally in right of payment with the convertible notes and $1.97 billion of indebtedness either issued by us and guaranteed by Black & Decker or issued by Black & Decker and guaranteed by us that is structurally senior to the convertible notes.

The release of the Black & Decker guarantee may adversely affect the credit rating of the convertible notes.

To facilitate the remarketing, the guarantee of the convertible notes by Black & Decker was released in accordance with the terms of the indenture. The release of the guarantee may adversely affect the credit rating of the convertible notes, which could adversely affect the market price of the convertible notes. As a result of the release of the guarantee, the convertible notes will not rank equally in right of payment with our other existing and future liabilities that are guaranteed by Black & Decker or with Black & Decker liabilities that we have guaranteed.

Your ability to transfer the convertible notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the convertible notes.

There is no established public market for the convertible notes and, prior to the remarketing, trading for the convertible notes has been illiquid. We have not applied for and do not intend to apply for listing of the convertible notes on any securities exchange, nor do we intend to arrange for the convertible notes to be quoted on any quotations system.

The liquidity of any market for the convertible notes will depend upon the number of holders of the convertible notes, our performance, the market for similar securities, the interest of securities dealers in making a market in the convertible notes and other factors. A liquid trading market may never develop for the convertible notes. If a market develops, the convertible notes could trade at prices that may be lower than the remarketing price of the convertible notes. We cannot predict the extent, if any, to which investors’ interest will lead to a liquid trading market. If an active market does not develop or is not maintained, the price and liquidity of the convertible notes may be adversely affected.

The conditional conversion feature of the convertible notes may prevent a conversion of convertible notes prior to the twenty-second scheduled trading day immediately preceding the maturity date.

The convertible notes are convertible prior to the twenty-second scheduled trading day immediately preceding the maturity date only upon the occurrence of a specified transaction as described in this prospectus supplement. Your ability to convert your convertible notes is not dependent upon the price of our common stock or on the trading price of the convertible notes. See “Description of Remarketed Notes—Conversion Rights” in this prospectus supplement. If these conditions are not met, holders of convertible notes will not be able to convert their convertible notes prior to the twenty-second scheduled trading day immediately preceding the maturity date and therefore may not be able to receive the value of the consideration for which the convertible notes would otherwise be convertible.

The conversion rate of the convertible notes may not be adjusted for all dilutive events.

The conversion rate of the convertible notes is subject to adjustment for certain events, including, but not limited to, certain dividends on our common stock in amounts greater or less than $0.30 per share per quarter, the issuance of certain rights, options or warrants to holders of our common stock, subdivisions or combinations of our common stock, certain distributions of assets, debt securities, capital stock or cash to holders of our common stock and certain tender or conversion offers as described under “Description of Remarketed Notes—Conversion Rate Adjustments” in this prospectus supplement. The conversion rate will not be adjusted for other events, such as an issuance of common stock for cash, that may adversely affect the trading price of the convertible notes and our common stock. We cannot assure you that an event will not occur that is adverse to the interests of the holders of convertible notes and their value but does not result in an adjustment to the conversion rate. The indenture does not restrict our ability to offer common stock in the future or to engage in other transactions that could dilute our common stock. We have no obligation to consider the interests of the holders of the convertible notes in engaging in any such offering or transaction. If we issue additional shares of common stock, those issuances may materially and adversely affect the price of our common stock and the price of the convertible notes.

As a holder of convertible notes, you will not be entitled to any rights with respect to our common stock, but you will be subject to all changes made with respect thereto, but only to the extent our conversion obligation includes any shares of common stock.

If you hold convertible notes, you will not be entitled to any rights with respect to our common stock (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock), but you will be subject to all changes affecting our common stock to the extent our conversion obligation includes any shares of common stock. You will have rights with respect to our common stock only if you receive our common stock upon conversion and only as of the date when you become a record owner of the shares of our common stock upon such conversion. For example, if an amendment is proposed to our charter or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the date you are deemed to be the owner of the shares of our common stock, if any, due upon conversion, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock.

The indenture does not restrict our ability to take certain actions that could negatively impact holders of the convertible notes.

We are not restricted under the terms of the indenture or the convertible notes from incurring additional debt that would be equal in right of payment to the convertible notes. In addition, the limited covenants applicable to the convertible notes do not require us to achieve or maintain any minimum financial results relating to our financial position or results of operations. Our ability to recapitalize, incur additional debt and take a number of other actions that are not limited by the terms of the convertible notes could have the effect of diminishing our ability to make payments on the convertible notes when due. Certain of our other debt instruments may, however, restrict these and other actions.

We are both an operating company and a holding company and may require cash from our subsidiaries to make payments on the convertible notes.

The convertible notes are solely our obligations and no other entity will have any obligation, contingent or otherwise, to make payments in respect of the convertible notes. While we have substantial operations of our own, we are also a holding company for several direct and indirect subsidiaries. Our subsidiaries will have no obligation to pay any amount in respect of the convertible notes. Accordingly, we may depend, in part, on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our obligations under the indenture governing the convertible notes, including payment of interest. As described above, as an equity holder of our subsidiaries, our ability to participate in any distribution of assets of any subsidiary is “structurally subordinate” to the claims of the creditors of that subsidiary. If we are unable to obtain cash from our subsidiaries, we may be unable to fund required payments in respect of the convertible notes.

We may not have the cash necessary to pay the amount of cash required upon conversion of convertible notes or to repurchase the convertible notes following a fundamental change.

Upon a conversion of convertible notes in accordance with their terms, we will be required to pay up to the principal amount of such convertible notes in cash. Holders of convertible notes also have the right to require us to repurchase the convertible notes for cash upon the occurrence of a fundamental change. Any of our future debt agreements or securities may contain similar provisions. We may not have sufficient funds to pay the amount of cash required upon a conversion of convertible notes or make the required repurchase of convertible notes, as the case may be, at the applicable time and, in such circumstances, may not be able to arrange the necessary financing on favorable terms, if at all. In addition, our ability to pay the amount of cash required upon a conversion of convertible notes or make the required repurchase, as the case may be, may be limited by law or the terms of other debt agreements or securities. Our failure to pay the amount of cash required upon conversion of convertible notes or make the required repurchase, as the case may be, would constitute an event of default under the indenture governing the convertible notes, which, in turn, could constitute an event of default under other debt agreements or securities, thereby resulting in their acceleration and required prepayment, and further restrict our ability to make such payments and repurchases.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly in response to many factors, including:

•	actual or anticipated variations in our operating results or dividends;

•	changes in our funds from operations or earnings estimates;

•	publication of research reports about us or the industry, generally;

•	increases in market interest rates that lead purchasers of our shares to demand a higher dividend yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any additional debt we incur in the future;

•	additions or departures of key management personnel;

•	actions by institutional shareholders;

•	speculation in the press or investment community;

•	the realization of any of the other risk factors included in, or incorporated by reference to, this prospectus supplement; and

•	general market and economic conditions.

Holders who receive our common stock upon conversion of their convertible notes will be subject to the risk of volatile and depressed market prices of our common stock. In addition, many of the factors listed above are beyond our control. These factors may cause the market price of our common stock to decline, regardless of the financial condition, results of operations, business or prospects of us and our subsidiaries. It is impossible to assure converting holders that the market price of our common stock will not fall in the future.

Upon conversion of the convertible notes, we will pay only cash in settlement of up to the principal amount thereof and we may settle any amounts in excess of the principal amount in shares of our common stock, cash or a combination thereof.

We will satisfy our conversion obligation to holders by paying only cash in settlement of the lesser of the principal amount and the daily conversion value of the convertible notes and by delivering shares of our common stock, cash or a combination thereof in settlement of any conversion obligations in excess of the principal amount of the convertible notes. Accordingly, upon conversion of a convertible note, you will receive fewer shares of such common stock than would be deliverable if the convertible notes were convertible solely for shares of our common stock based on the conversion rate, and, accordingly, you may not receive any shares of our common stock. In addition, upon conversion of the convertible notes, you may receive less proceeds than expected because the value of our common stock may decline (or not appreciate as much as you may expect) between the day that you exercise your conversion right and some or all of the 20 consecutive trading days as to which the daily conversion values of your convertible notes will be determined. Finally, upon conversion, you may receive only cash with a value less than the principal amount of convertible notes being converted because the value of our common stock may decline (or not appreciate as much as you expect) between the day that you exercise your conversion right and the day the conversion value of your convertible notes is finally determined.

The make whole premium on convertible notes converted in connection with a cash merger may not adequately compensate holders for the lost option time value of their convertible notes as a result of any such cash merger.

If a cash merger described in this prospectus supplement occurs, then, under certain circumstances, we will increase the conversion rate by a number of additional shares of our common stock. This increased conversion rate will apply only to holders who convert their convertible notes in connection with any such cash merger. The number of additional shares of our common stock will be determined based on the date on which the cash merger becomes effective and, in the case of a cash merger in which holders of our common stock receive only cash, the price paid per share of our common stock in such cash merger, otherwise, the average of the closing prices per share of our common stock over the five trading day period ending on the trading day immediately preceding the effective date of such cash merger, as described under “Description of Remarketed Notes—Conversion Rights—Make Whole Amount Upon a Cash Merger” in this prospectus supplement.

The number of additional shares was designed to compensate holders for lost option time value of the convertible notes as a result of such cash merger. However, that number was based on market conditions when we issued the convertible notes in 2007, and it may not be reflective of current market conditions or what the number of additional shares would be had we issued new convertible notes today. Moreover, even based on 2007 market conditions, the number of additional shares is only an approximation of such lost time value. As a result, the amount of the make-whole premium may not adequately compensate holders for such a loss and may be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness of economic remedies.

In addition, if the price paid per share of our common stock in the transaction is less than $54.17 or in excess of $106.95, the conversion rate will not be increased. In no event will the number of shares of our common stock issuable upon a conversion of convertible notes exceed 18.4594 per $1,000 principal amount of convertible notes, subject to adjustment, regardless of when the cash merger becomes effective, or in the case of certain cash mergers in which holders of our common stock receive only cash, the price paid per share of our common stock in the cash merger, otherwise the average of the closing sale prices per share of our common stock over the five trading day period ending on the trading day immediately preceding the effective date of such transaction, as the case may be.

The definition of a fundamental change requiring us to repurchase convertible notes is limited and therefore the market price of the convertible notes may decline if we enter into a transaction that does not constitute a fundamental change.

The term “fundamental change,” as used in the convertible notes and the indenture, is limited and may not include every event that might cause the market price of the convertible notes to decline. As a result, our obligation to repurchase the convertible notes upon a fundamental change may not preserve the value of the convertible notes in the event of a highly leveraged transaction, or certain reorganizations, mergers or similar transactions.

The fundamental change repurchase rights and the increased conversion rate triggered by a cash merger could discourage a potential acquiror.

The repurchase rights in the convertible notes triggered by a fundamental change, as described under the heading “Description of Remarketed Notes—Repurchase at Option of Holders Upon a Fundamental Change” and the increased conversion rate triggered by a cash merger, as described under the heading “Description of Remarketed Notes—Conversion Rights—Make Whole Amount” could discourage a potential acquiror, including potential acquirors that otherwise seek a transaction with us that would be attractive to you.

Recent developments in the convertible debt markets may adversely affect the market value of the convertible notes.

Governmental actions that interfere with the ability of convertible notes investors to effect short sales of the underlying shares of our common stock could significantly affect the market value of the convertible notes. Such government actions would make the convertible arbitrage strategy that many convertible notes investors employ difficult to execute for outstanding convertible notes of any company whose shares of common stock are subject to such actions. At an open meeting on February 24, 2010, the SEC adopted a new short sale price test, which will take effect on May 10, 2010 through an amendment to Rule 201 of Regulation SHO. The new Rule 201 will restrict short selling only when a stock price has triggered a circuit breaker by falling at least 10 percent from the previous day’s closing price, at which point short sale orders can be displayed or executed only if the order price is above the current national best bid, subject to certain limited exceptions. If such new price test precludes convertible notes investors from executing the convertible arbitrage strategy that they employ or other limitations are instituted by the SEC or any other regulatory agencies, the market value of the notes could be adversely affected.

The convertible notes may not be rated or may receive a lower rating than anticipated.

We have not sought and do not intend to seek a rating for the convertible notes. However, if one or more rating agencies rates the convertible notes and assigns the convertible notes a rating lower than the rating expected by investors, reduces their rating in the future or announces its intention to put the convertible notes on credit watch, the market price of our common stock and convertible notes would be harmed.

The convertible note hedge and warrant transactions may affect the value of the convertible notes and our common stock.

We entered into convertible note hedge transactions with affiliates of one or more of the underwriters, whom we refer to as the hedge participants, in connection with the issuance of the convertible notes in March 2007. We also entered into warrant transactions with the hedge participants. The convertible note hedge transactions are expected to eliminate potential dilution upon conversion of the convertible notes. However, the warrant transactions could have a dilutive effect on our earnings per share to the extent that the price of our common stock exceeds the strike price of the warrants at the time of exercise.

The hedge participants have informed us that they or their affiliates are likely to modify their respective hedge positions with respect to these transactions by entering into or unwinding various derivative transactions with respect to our common stock and/or by purchasing or selling our common stock in secondary market transactions prior to the maturity of the convertible notes. In particular, they have informed us that such hedge modification transactions are likely to occur during any note observation period for a conversion of convertible notes, which may have a negative effect on the amount or value of the consideration received in relation to the conversion of those convertible notes. In addition, we intend to exercise options we hold under the convertible note hedge transaction whenever convertible notes are converted. In order to unwind their hedge position with respect to those exercised options, the hedge participants have informed us that they or their affiliates will likely sell shares of our common stock in secondary transactions or unwind various derivative transactions with respect to our common stock during any note observation period for the convertible notes.

The hedge participants have informed us that the effect, if any, of any of these transactions and activities on the market price of our common stock or the convertible notes will depend in part on market conditions and cannot be ascertained at this time, but any of these activities could adversely affect the value of our common stock and the value of the convertible notes and, as a result, the amount of cash and/or number of shares of our common stock, if any, as well as the value of such shares of our common stock you may receive upon conversion of the convertible notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the convertible notes even though you do not receive a corresponding cash distribution.

The conversion rate of the convertible notes will be adjusted in certain circumstances. Under section 305(c) of the Internal Revenue Code of 1986, as amended, adjustments (or the absence of adjustments) that have the effect of increasing the proportionate interest of a U.S. Holder (as defined below) in our assets or earnings and profits may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the convertible notes, the conversion rate of the convertible notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the convertible notes. If a make-whole fundamental change occurs on or prior to the maturity date of the convertible notes, under some circumstances, we will increase the conversion rate for convertible notes converted in connection with such make-whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. See “Description of Remarketed Notes—Conversion Rights—Conversion Rate Adjustments” and “Certain Material United States Federal Income Tax Considerations.” If you are a Non-U.S. Holder (as defined in “Certain Material United States Federal Income Tax Considerations”), any deemed dividend would be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty, which may be set off against subsequent payments with respect to the convertible notes. See “Certain Material United States Federal Income Tax Considerations.”

USE OF PROCEEDS

We will not directly receive any of the proceeds from this remarketing. See “Remarketing.” Proceeds from the remarketing attributable to the convertible notes that are part of the Equity Units that participated in the remarketing will be used as follows:

•	to satisfy the obligations of the holders of Equity Units to purchase our common stock under the related purchase contracts on the date of settlement of the remarketing; and

•	any remaining proceeds will be remitted for the benefit of holders of Equity Units participating in the remarketing, on a pro rata basis.

See “Relationship of the Equity Units to the Remarketing.”

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for each of the periods indicated is set forth below. For purposes of computing these ratios, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges are the sum of (i) interest expense, (ii) the portion of rents representative of interest, and (iii) amortization of capitalized interest. See Exhibit 12 of the Company’s annual report on Form 10-K for the year ended January 2, 2010 (incorporated herein by reference) for a detailed computation of the ratio of earnings to fixed charges.

	For the Fiscal Year
	2009	2008	2007	2006	2005
Ratio of Earnings to Fixed Charges	5.0	3.9	5.2	5.5	8.4

COMMON STOCK PRICE RANGE AND DIVIDENDS

Our common stock is listed and traded on the New York Stock Exchange, Inc. (“NYSE”) under the abbreviated ticker symbol “SWK,” and is a component of the Standard & Poor’s (“S&P”) 500 Composite Stock Price Index. Our high and low quarterly stock prices on the NYSE for the periods indicated, and the dividends paid per share of our common stock, follow:

	Price per Share of Common Stock		Dividends Paid Per Share
	High	Low
Fiscal year ended January 3, 2009
First Quarter	$52.18	$43.69	$0.31
Second Quarter	51.08	44.50	0.31
Third Quarter	49.58	40.56	0.32
Fourth Quarter	43.93	24.19	0.32
Fiscal year ending January 2, 2010
First Quarter	$36.38	$22.75	$0.32
Second Quarter	40.01	29.91	0.32
Third Quarter	42.69	31.28	0.33
Fourth Quarter	53.13	40.97	0.33
Fiscal year ending January 1, 2011
First Quarter	$59.90	$51.25	$0.33
Second Quarter (through May 7, 2010)	65.07	56.12	—

The reported last sale price for our common stock on the NYSE on May 7, 2010 was $56.12 per share. At May 6, 2010, there were 160,392,998 shares of our common stock outstanding held by approximately 17,681 registered stockholders.

DIVIDEND POLICY

We have paid quarterly cash dividends per share of common stock as follows:

Dividend Payable Date	Cash Dividend Per Share
March 25, 2008	$0.31
June 24, 2008	$0.31
September 23, 2008	$0.32
December 16, 2008	$0.32
March 24, 2009	$0.32
June 23, 2009	$0.32
September 22, 2009	$0.33
December 15, 2009	$0.33
March 23, 2010	$0.33

We expect to continue to pay quarterly cash dividends on our common stock in the future. The declaration and payment of cash dividends, quarterly or otherwise, on our common stock are not guaranteed. The declaration and payment of future dividends to holders of our common stock will be at the discretion of our board of directors and will depend upon many factors, including our financial condition, earnings, legal requirements and other factors as our board of directors deems relevant.

RELATIONSHIP OF THE EQUITY UNITS TO THE REMARKETING

In March 2007, we issued 330,000 Equity Units in a registered offering. Each Equity Unit was initially comprised of (1) a purchase contract pursuant to which the holder (a) agreed to purchase from us, on May 17, 2010, for a price of $1,000 in cash, a variable number of shares of our common stock, depending on the volume-weighted average price of our common stock over the 20-trading day period ending on the third trading day prior to May 17, 2010 and (b) receives from us quarterly contract adjustment payments and (2) a convertible note having a principal amount of $1,000 due May 17, 2012.

Under the terms of the Equity Units, we have engaged Citigroup Global Markets Inc., as the remarketing agent (the “remarketing agent”) to remarket the convertible notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing), pursuant to the Remarketing Agreement.

We will not directly receive any of the proceeds from the remarketing. See “Use of Proceeds.” A portion of the proceeds of the remarketing of the Equity Units will be used to satisfy the obligations of holders of Equity Units that participated in the remarketing to purchase our common stock under the related purchase contracts on the date of settlement of the remarketing. The remarketing agent will remit any proceeds that remain from the remarketing of convertible notes that are part of Equity Units after this application for the benefit of holders of such Equity Units.

DESCRIPTION OF REMARKETED NOTES

The description in this prospectus supplement is a summary of some of the terms of our convertible notes and the indenture. The description of the convertible notes and the indenture contain a summary of their material terms but do not purport to be complete, and reference is hereby made to the indenture that has been filed as an exhibit to the registration statement of which this prospectus supplement is a part. Copies of the indenture and the forms of certificates evidencing the convertible notes are available upon request from us.

General

The convertible notes were issued as a separate series of debt securities under an indenture dated as of November 1, 2002, between us and The Bank of New York Mellon Trust Company, N.A. (formerly The Bank of New York Trust Company, N.A.), as successor trustee (the “trustee”) to JPMorgan Chase Bank, N.A., as supplemented by supplemental indentures dated as of March 20, 2007 and March 12, 2010 between us, the trustee and, in the case of the second supplemental indenture, Black & Decker. The convertible notes were issued in connection with our issuance of Equity Units. The Equity Units initially consisted of units, each with a stated amount of $1,000. Each Equity Unit was initially comprised of (1) a purchase contract pursuant to which the holder (a) agrees to purchase from us, on May 17, 2010, for a price of $1,000 in cash, a variable number of shares of our common stock based on the volume-weighted average price of our common stock over the 20-trading day period ending on the third trading day prior to May 17, 2010 and (b) receives from us quarterly contract adjustment payments and (2) a convertible note having a principal amount of $1,000 due May 17, 2012.

We refer to the convertible notes and all other debt securities issued under the indenture herein as “indenture securities”. For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the supplemental indentures relating to the convertible notes.

The indenture permits us to issue an unlimited amount of indenture securities from time to time in one or more series. All indenture securities of any one series need not be issued at the same time, and a series may be reopened for issuances of additional indenture securities of such series. Additional indenture securities issued in this manner will be consolidated with, and will form a single series with, the previously outstanding indenture securities of such series.

This prospectus supplement relates to the remarketing of the convertible notes.

The convertible notes initially were issued in an aggregate principal amount of $330,000,000. In November 2008, we repurchased (and subsequently retired) $10 million of the Equity Units for $5.3 million in cash. As a result, there are currently $320,000,000 of the convertible notes outstanding. The convertible notes are issued in certificated form, without coupons, in denominations of $1,000 and integral multiples of $1,000.

Except to the limited extent described below under “—Consolidation, Merger and Sale of Assets” and “—Conversion Rights—Make Whole Amount Upon a Cash Merger,” the indenture does not contain any provisions that are intended to protect holders of convertible notes in the event of a highly leveraged or similar transaction involving us.

Ranking

The convertible notes are our direct, unsecured general obligations and rank equally in right of payment with all of our other unsecured and unsubordinated debt.

The convertible notes are not obligations of or guaranteed by any of our subsidiaries. As a result, the convertible notes are structurally subordinated to all debt and other liabilities (including guarantees) of our subsidiaries, which means that creditors and preferred stockholders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the convertible notes would have any claims to those assets.

As of April 3, 2010, on a pro forma basis after giving effect to the release of the guarantee of the convertible notes, we had no indebtedness that ranked equally in right of payment with the convertible notes and $1.97 billion of indebtedness either issued by us and guaranteed by Black & Decker or issued by Black & Decker and guaranteed by us that is structurally senior to the convertible notes.

Interest

The interest rate on the convertible notes is currently an annual rate of 3-month LIBOR, reset quarterly, minus 3.500% (with a floor of 0%), equivalent to a current interest rate of 0%. In connection with the remarketing, the spread on the interest rate on the convertible notes will not be reset, and the interest rate will remain 3-month LIBOR, reset quarterly, minus 3.500% (with a floor of 0%). Interest is payable quarterly in arrears on February 17, May 17, August 17 and November 17 of each year, each an “interest payment date,” to the person in whose name a convertible note is registered at the close of business on the first day of the month in which the interest payment date falls, which we refer to as a “record date.” Each payment of interest includes interest accrued for the period, which we refer to as an “interest period,” commencing on and including the immediately preceding interest payment date to but excluding the applicable interest payment date. Interest on the convertible notes is computed using the actual number of days in the interest period divided by 360. Regardless of the level of 3-month LIBOR, the interest on the convertible note will not be less than 0% per annum. Purchasers of convertible notes in the remarketing will receive interest at the interest rate from May 17, 2010, commencing on the next interest payment date of August 17, 2010.

If a holder surrenders a convertible note for repurchase by us in accordance with the terms of such convertible note, we will pay accrued and unpaid interest, if any, to the holder that surrenders such convertible note for repurchase. However, if a repurchase date falls after a record date and on or prior to the corresponding interest payment date, we will pay the full amount of accrued and unpaid interest, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date, and the price paid upon repurchase will be equal to the principal amount of the convertible notes to be repurchased.

If an interest payment date falls on a date that is not a business day, such interest payment date will be postponed to the next succeeding business day, provided that, if such business day falls in the next succeeding calendar month, the interest payment date will be brought forward to the immediately preceding business day.

3-month LIBOR

The annual rate of regular interest payable on the convertible notes will be reset on each interest payment date commencing August 17, 2010. We refer to each February 17, May 17, August 17 and November 17, commencing August 17, 2007 as a LIBOR reset date. If any LIBOR reset date would otherwise be a day that is not a business day, that LIBOR reset date will be postponed to the next succeeding business day, except if that business day falls in the next succeeding calendar month, the LIBOR reset date will be the immediately preceding business day.

The trustee will determine 3-month LIBOR on the second London banking day preceding the related LIBOR reset date, which we refer to as the LIBOR determination date.

“3-month LIBOR” means:

(a)	the rate for the three-month deposits in United States dollars commencing on the related LIBOR reset date, that appears on the Moneyline Telerate Page 3750 as of 11:00 A.M., London time, on the LIBOR determination date; or

(b)	if no rate appears on the particular LIBOR determination date on the Moneyline Telerate Page 3750, the rate calculated by the trustee as the arithmetic mean of at least two offered quotations obtained by the trustee after requesting the principal London offices of each of four major reference banks in the London interbank market to provide the trustee with its offered quotation for deposits in United States dollars for the period of three months, commencing on the related LIBOR reset date, to prime banks in the London interbank market at approximately 11:00 A.M., London time, on that LIBOR determination date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(c)	if fewer than two offered quotations referred to in clause (b) are provided as requested, the rate calculated by the trustee as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York time, on the particular LIBOR determination date by three major banks in The City of New York selected by the trustee for loans in United States dollars to leading European banks for a period of three months and in principal amount that is representative for a single transaction in United States dollars in that market at that time; or

(d)	if the banks so selected by the trustee are not quoting as mentioned in clause (c), 3-month LIBOR in effect on the preceding LIBOR determination date.

“Moneyline Telerate Page 3750” means the display on Moneyline Telerate (or any successor service) on such page (or any other page as may replace such page on such service) for the purpose of displaying the London interbank rates of major banks for United States dollars.

“London banking day” means a day on which commercial banks are open for business, including dealings in United States dollars, in London.

Maturity

The convertible notes will mature on May 17, 2012 and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless (1) repurchased by us at a holder’s option at certain times as described under “—Repurchase at Option of Holders Upon a Fundamental Change” below or (2) converted at a holder’s option as permitted under “—Conversion Rights” below. The convertible notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Repurchase at Option of Holders Upon a Fundamental Change

If a fundamental change, as described below, occurs at any time prior to maturity, holders of convertible notes may require us to repurchase their convertible notes in whole or in part for cash equal to 100% of the principal amount of the convertible notes to be repurchased plus unpaid interest, if any, accrued to, but excluding, the repurchase date; provided, however, that if a fundamental change purchase date falls after a record date for the payment of interest and on or prior to the corresponding interest payment date, we will then pay the full amount of accrued and unpaid interest, if any, on such interest payment date to the holder of record at the close of business on the corresponding record date and the repurchase price will be 100% of the principal amount of the convertible notes.

Within 5 days after the occurrence of a fundamental change, we are obligated to give to the holders of the convertible notes notice of the fundamental change and of the repurchase right arising as a result of the fundamental change and the fundamental change purchase date (which may be no earlier than 15 days and no later than 35 days after the date of such notice). We must also deliver a copy of this notice to the trustee. We will also disseminate a press release through Dow Jones & Company, Inc. or Bloomberg Business News announcing the occurrence of the fundamental change or publish that information in The Wall Street Journal or another newspaper of general circulation in The City of New York or on our Internet website, or through such other public medium as we deem appropriate at that time.

To exercise its repurchase right, a holder of convertible notes must deliver to the trustee prior to the close of business on the business day prior to the fundamental change purchase date (i) written notice of such holder’s exercise of its repurchase right and (ii) if the convertible notes are in certificated form, the convertible notes with respect to which the repurchase right is being exercised.

A holder’s notice electing to require us to repurchase convertible notes must specify:

•

if such convertible notes are in certificated form, the certificate number(s), or, if such convertible notes are in book-entry form, that such notice complies with appropriate procedures of The Depository Trust Company, referred to herein as “DTC”;

•

the portion of the principal amount of convertible notes to be repurchased, in integral multiples of $1,000; provided that the remaining principal amount of convertible notes is in an authorized denomination; and

•	that the convertible notes are to be repurchased by us pursuant to the applicable provisions of the convertible notes.

Holders may withdraw any repurchase notice by a written notice of withdrawal delivered to the paying agent prior to the close of business on the business day prior to the fundamental change purchase date. If a holder of convertible notes delivers a repurchase notice, it may not thereafter surrender such convertible notes for conversion unless such repurchase notice is withdrawn as permitted below. The notice of withdrawal must specify:

•	the principal amount of convertible notes in respect of which the repurchase notice is being withdrawn;

•

the certificate number(s) of all withdrawn convertible notes in certificated form or that the withdrawal notice complies with appropriate DTC procedures with respect to all withdrawn convertible notes in book-entry form; and

•	the principal amount of convertible notes, if any, that remains subject to the repurchase notice.

If the convertible notes are in book-entry form, the above notices must comply with all applicable DTC procedures.

Holders electing to require us to repurchase convertible notes must either effect book-entry transfer of convertible notes in book-entry form in compliance with appropriate DTC procedures or deliver the convertible notes in certificated form, together with necessary endorsements, to the paying agent prior to the close of business on the second business day prior to the fundamental change purchase date to receive payment of the repurchase price on the fundamental change purchase date. We will pay the repurchase price on the later of the fundamental change purchase date or the time of delivery of such convertible note.

If the paying agent holds funds sufficient to pay the repurchase price of the convertible notes on the fundamental change purchase date, then on and after such date:

•	such convertible notes will cease to be outstanding;

•	interest on such convertible notes will cease to accrue; and

•	all rights of holders of such convertible notes will terminate except the right to receive the repurchase price.

Such will be the case whether or not book-entry transfer of the convertible notes in book-entry form is made and whether or not convertible notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

A “fundamental change” will be deemed to have occurred at the time that either of the following occurs:

•

any transaction or event (whether by means of a share exchange or tender offer applicable to our common stock, a liquidation, consolidation, recapitalization, reclassification, combination or merger of us or a sale, lease or other transfer of all or substantially all of our consolidated assets) or a series of related transactions or events pursuant to which 50% or more of our outstanding common stock is exchanged for, converted into or constitutes solely the right to receive cash, securities or other property, more than 10% of which consists of cash, securities or other property that is not, or will not be upon consummation of such transaction, listed on a national securities exchange (a “cash merger”); or

•	our common stock ceases to be listed on a United States national or regional securities exchange for 30 consecutive trading days.

The definition of “cash merger” includes a phrase relating to the sale, lease or other transfer of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of convertible notes to require us to repurchase its convertible notes as a result of the sale, lease or other transfer of less than all of our consolidated assets may be uncertain.

No convertible notes may be repurchased by us at the option of the holders thereof if the principal amount of the convertible notes has been accelerated, and such acceleration has not been rescinded or cured on or prior to such date. In addition, we may also be unable to repurchase the convertible notes in accordance with their terms.

To the extent legally required in connection with a repurchase of convertible notes, we will comply with the provisions of Rule 13e-4 and other tender offer rules under the Exchange Act then applicable, if any, and will file a Schedule TO or any other required schedule under the Exchange Act.

Redemption Rights

We will not have the right to redeem the convertible notes.

No Shareholder Rights for Holders of Convertible Notes

Unless and until converted for shares of our common stock, if any, holders of convertible notes, as such, will not have any rights as shareholders of Stanley Black & Decker, Inc. (including, without limitation, voting rights and rights to receive any dividends or other distributions on our common stock).

Conversion Rights

Subject to the conditions described below, holders of convertible notes may convert their convertible notes for cash and, if applicable, shares of our common stock at a conversion rate of 15.5121 shares of our common stock per $1,000 principal amount of convertible notes, subject to adjustment as provided herein (equivalent to a conversion price of approximately $64.47 per share of our common stock); provided, however, that if a holder has already delivered a repurchase notice in connection with the occurrence of a fundamental change with respect to a convertible note, the holder may not surrender that convertible note for conversion until the holder has withdrawn the notice in accordance with the terms of the convertible note and the indenture. The amount of cash and, if applicable, shares of our common stock holders will receive upon conversion will be equal to the sum of the note daily settlement amounts (as defined under “—Conversion Settlement”) for each of the 20 trading days during the note observation period (as defined under “—Conversion Settlement”). The conversion rate and the equivalent conversion price in effect at any given time are referred to in this prospectus supplement as the “applicable conversion rate” and the “applicable conversion price,” respectively, and are subject to adjustment as described below.

Upon a conversion of a convertible note, a holder will not receive any cash payment of interest, except as described below, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our delivery to the holder of cash and our common stock, if any, will be deemed to satisfy all of our obligations with respect to convertible notes tendered for conversion. Accordingly, upon a conversion of convertible notes, any accrued but unpaid interest will be deemed to be paid in full, rather than cancelled, extinguished or forfeited.

Holders of convertible notes at the close of business on a record date for an interest payment will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such convertible notes at any time after the close of business on the applicable regular record date. Convertible notes tendered for conversion by a holder after the close of business on any record date for an interest payment and on or prior to the corresponding interest payment date must be accompanied by payment of an amount equal to the interest that the holder is to receive on the convertible notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date that is after such record date and on or prior to the business day immediately succeeding such interest payment date, (2) with respect to any conversion on or following the record date immediately preceding the maturity date, or (3) with respect to overdue interest, if any overdue interest exists at the time of conversion with respect to such convertible notes.

If a holder converts convertible notes and we are required to deliver our common stock, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of our common stock upon the conversion, if any, unless the tax is due because the holder requests our common stock to be issued or delivered to a person other than the holder, in which case the holder will pay that tax prior to receipt of such common stock.

To convert a convertible note held in book-entry form, a holder must convert by book-entry transfer to the conversion agent through the facilities of DTC and the conversion notice must comply with all applicable DTC procedures. To convert a convertible note held in certificated form, a holder must:

•	complete and manually sign a conversion notice, a form of which is on the back of the convertible note, and deliver the conversion notice to the conversion agent;

•	surrender the convertible note to the conversion agent;

•	if required by the conversion agent, furnish appropriate endorsement and transfer documents; and

•	pay all required transfer or similar taxes.

The date you comply with these requirements is the conversion date under the indenture.

Holders may also obtain copies of the required form of the conversion notice from the conversion agent. A certificate, or a book-entry transfer through DTC, for the number of shares of our common stock, if any, for which any convertible notes are converted, together with a cash payment for any fractional shares, will be delivered through the conversion agent as soon as practicable, but no later than the third business day following the last trading day of the applicable observation period. The trustee will initially act as the conversion agent.

If a holder has already delivered a repurchase notice as described under “—Repurchase at Option of Holders Upon a Fundamental Change,” with respect to a convertible note, that holder may not tender that convertible note for conversion until the holder has properly withdrawn the repurchase notice.

Make Whole Amount Upon a Cash Merger

If a cash merger occurs (as described under “—Repurchase at Option of Holders Upon a Fundamental Change”) and a holder elects to convert its convertible notes in connection with such transaction, as described below under “—Conversion Rights—Conversion Upon Specified Transaction,” we will increase the applicable conversion rate for the convertible notes surrendered for conversion by a number of additional shares of our common stock (the “additional cash merger shares”), as described below. A conversion of convertible notes will be deemed for these purposes to be “in connection with” such a fundamental change if the notice of conversion of the convertible notes is received by the conversion agent from and after the effective date of the fundamental change until the second business day immediately preceding the fundamental change purchase date corresponding to such cash merger, as described below under “—Conversion Upon Specified Transactions.”

The number of additional cash merger shares will be determined by reference to the table below and is based on the effective date of the cash merger, which we refer to as the “effective date,” and the price paid for our common stock in connection with such cash merger, which we refer to as the “stock price.”

The stock prices set forth in the first row of the table (i.e., the column headers) will be adjusted as of any date on which the conversion rate of the convertible notes is adjusted. The adjusted stock prices will equal the stock prices applicable immediately prior to such adjustment multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. In addition, the number of additional cash merger shares will be subject to adjustment in the same manner as the conversion rate as set forth under “—Conversion Rate Adjustments.”

The following table sets forth the stock price and number of additional cash merger shares to be added to the applicable conversion rate per $1,000 principal amount of convertible notes as of the date of this prospectus supplement:

	Stock Price
Effective Date	$54.17	$57.21	$62.18	$67.16	$72.13	$77.11	$82.08	$87.05	$92.03	$97.00	$101.98	$106.95
May 17, 2010	2.9473	2.5317	1.7810	1.2434	0.8613	0.5913	0.4016	0.2693	0.1776	0.1145	0.0717	0.0431
May 17, 2011	2.9473	2.3480	1.5155	0.9512	0.5805	0.3437	0.1967	0.1078	0.0559	0.0268	0.0117	0.0044
May 17, 2012	2.9473	1.9681	0.5697	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000	0.0000

The exact stock prices and effective dates may not be set forth in the table, in which case:

(1)	if the stock price is between two stock price amounts in the table or the effective date is between two dates in the table, the additional cash merger shares will be determined by straight-line interpolation between the number of additional cash merger shares set forth for the higher and lower stock price amounts and the two dates, as applicable, based on a 365-day year;

(2)	if the stock price is in excess of $106.95 per share of our common stock (subject to adjustment), no additional cash merger shares will be added to the applicable conversion rate; and

(3)	if the stock price is less than $54.17 per share of our common stock (subject to adjustment), no additional cash merger shares will be added to the applicable conversion rate.

Notwithstanding the foregoing, in no event will the total number of shares of our common stock issuable upon conversion exceed 18.4594 per $1,000 principal amount of convertible notes, subject to adjustment as described in “—Conversion Rate Adjustments.”

See “Risk Factors—The make whole premium on convertible notes converted in connection with a cash merger may not adequately compensate holders for the lost option time value of their convertible notes as a result of any such cash merger.”

Conversion Upon Specified Transactions

If we elect to:

•

distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of issuance thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance; or

•

distribute to all holders of our common stock assets, debt securities or certain rights to purchase our securities of us, which distribution has a per share value exceeding 5% of the average of the closing prices of our common stock for the five consecutive trading days ending on the date immediately preceding the declaration date of such distribution, we must notify the holders of convertible notes at least 25 scheduled trading days prior to the ex-dividend date for such a distribution. Once we have given that notice, holders may surrender their convertible notes for conversion at any time until the earlier of the close of business on the business day prior to the ex-dividend date or an announcement that such distribution will not take place. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant distribution from the seller of our common stock to its buyer.

No adjustment to the ability of the holders to convert will be made if the holders of convertible notes, as a result of holding the convertible notes, are entitled to participate at the same time as common stock holders participate in such transaction as if such holders of the convertible notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount of convertible notes held by such holder, without having to convert their convertible notes.

In addition, upon a fundamental change, a holder may surrender its convertible notes for conversion at any time from and including the effective date of the fundamental change up to and including the second business day immediately prior to the related repurchase date. We will notify holders as promptly as reasonably practicable following the date we publicly announce such event. If the fundamental change is a cash merger, we will adjust the conversion rate for convertible notes tendered for conversion in connection with the transaction, as described above under “—Make Whole Amount Upon a Cash Merger.”

Conversion During Specified Period

A holder of convertible notes may surrender its convertible notes for conversion on and after the twenty-second scheduled trading day immediately preceding the maturity date until the close of business on the business day immediately preceding the maturity date for the convertible notes.

Conversion Settlement

Upon a conversion of convertible notes, we will deliver to holders in respect of each $1,000 principal amount of convertible notes being converted, cash, shares of our common stock, or a combination thereof, as described below. Upon surrender of convertible notes for conversion, we will pay, no later than the third trading day following the last trading day of the related note observation period described below, per $1,000 principal amount being converted, a “note settlement amount” that is equal to the sum of the “note daily settlement amounts” for each of the 20 trading days during the note observation period, as described below.

The “note daily settlement amount,” for each of the 20 trading days during the note observation period, will consist of:

•	cash equal to the lesser of (i) $50 and (ii) the daily conversion value on such trading day, as described below; and

•

to the extent the daily conversion value on such trading day exceeds $50, a number of shares (which we call the “note daily share amount”), subject to our right to pay cash in lieu of all or a portion of such shares, as described below, equal to (i) the difference between the daily conversion value on such trading day and $50, divided by (ii) the daily VWAP of our common stock for such trading day.

By the close of business on the business day prior to the first scheduled trading day of the applicable note observation period, we may specify a percentage of the note daily share amount that will be settled in cash (which we call the “cash percentage”) and we will notify you of such cash percentage by notifying the trustee (which notice we refer to as the “cash percentage notice”). With respect to any convertible notes that are converted on or after the 22nd scheduled trading day immediately preceding the maturity date, the cash percentage that we specify for the corresponding note observation period will apply to all such conversions. If we elect to specify a cash percentage, the amount of cash that we will deliver in lieu of all or the applicable portion of the note daily share amount in respect of each trading day in the applicable note observation period will equal:

•	the cash percentage, multiplied by

•	the note daily share amount for such trading day (assuming we had not specified a cash percentage), multiplied by

•	the daily VWAP of our common stock for such trading day.

The number of shares deliverable in respect of each business day in the applicable note observation period will be a percentage of the note daily share amount (assuming we had not specified a cash percentage) equal to 100% minus the cash percentage. If we do not specify a cash percentage, we must settle 100% of the note daily share amount for each trading day in such observation period with shares of our common stock; provided, however, that we will pay cash in lieu of fractional shares as described below. We may, at our option, revoke any cash percentage notice by notifying the trustee; provided that we must revoke such notice by the close of business on the business day prior to the first scheduled trading day of the applicable note observation period.

We will deliver cash in lieu of any fractional shares of common stock based on the closing price on the last trading day of the note observation period.

“Daily conversion value” means, for each of the 20 consecutive trading days during the note observation period, one-twentieth of the product of (i) the applicable conversion rate and (ii) the daily VWAP of our common stock on such day.

“Daily VWAP” for our common stock means, for each of the 20 consecutive trading days during the observation period or note observation period, as the case may be, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg (or any successor service) page SWK.N <Equity> AQR in respect of the period from the scheduled opening of trading on the New York Stock Exchange or, if not then listed on the New York Stock Exchange, on such other primary market or exchange on which our common stock then trades to the scheduled close of trading on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day as determined by our board of directors in good faith using a volume-weighted method or by a nationally recognized independent investment banking firm retained for this purpose by us).

“Note observation period” with respect to any convertible note means the 20 consecutive trading day period beginning on and including the second trading day after the conversion date relating to such convertible note, except that with respect to any convertible note surrendered for conversion during the period beginning on the 22nd scheduled trading prior the maturity date and ending on the business day prior to the maturity date, the “note observation period” means the first 20 trading days beginning on and including the 22nd scheduled trading day prior to such stated maturity date.

We will deliver the settlement amount to converting holders no later than the third business day immediately following the last trading day of the note observation period.

Recapitalizations, Reclassifications and Changes of Our Common Stock

If we are a party to a consolidation, merger, binding share exchange, reclassification or sale or conveyance of all or substantially all of our properties and assets, in each case pursuant to which all of the shares of our common stock are exchanged for cash, securities or other property, then at the effective time of such transaction, each note daily settlement amount and each daily conversion value will be calculated based on the kind and amount of cash, securities or other property that a holder of such a number of shares of our common stock equal to the conversion rate would have received in such transaction. For purposes of the foregoing, where a consolidation, merger or binding share exchange involves a transaction that causes shares of our common stock to be exchanged into the right to receive more than a single type of consideration based upon any form of shareholder election, such consideration will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election.

Conversion Rate Adjustments

The applicable conversion rate shall be adjusted from time to time as follows:

(1)	If we issue common stock as a dividend or distribution on our common stock to all or substantially all holders of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	x	OS1

OS0

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such dividend or distribution, or the effective date of such share split or share combination;

OS0 = the number of shares of our common stock outstanding immediately prior to such dividend or distribution, or the effective date of such share split or share combination; and

OS1 = the number of shares of our common stock outstanding immediately after such dividend or distribution, or the effective date of such share split or share combination.

Any adjustment made pursuant to this paragraph (1) shall become effective as of the open of business on (x) the ex-dividend date for such dividend or other distribution or (y) the date on which such split or combination becomes effective, as applicable. If any dividend or distribution described in this paragraph (1) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(2)	If we distribute to all holders of our common stock any rights, warrants or options entitling them for a period of not more than 45 days after the date of distribution thereof to subscribe for or purchase our common stock, in any case at an exercise price per share of our common stock less than the closing price of our common stock on the business day immediately preceding the time of announcement of such issuance, the conversion rate will be increased based on the following formula:

CR1 = CR 0	x	(OS0 + X)

(OS0 + Y)

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

OS0 = the number of shares of our common stock outstanding immediately prior to the ex-dividend date for such distribution;

X = the aggregate number of shares of our common stock issuable pursuant to such rights, warrants or options; and

Y = the number of shares of our common stock equal to the quotient of (A) the aggregate price payable to exercise all such rights, warrants or options and (B) the average of the closing prices of our common stock for the 10 consecutive trading days ending on the business day immediately preceding the date of announcement for the issuance of such rights, warrants or options.

For purposes of this paragraph (2), in determining whether any rights, warrants or options entitle the holders to subscribe for or purchase our common stock at less than the applicable closing price of our common stock, and in determining the aggregate exercise or conversion price payable for such common stock, there shall be taken into account any consideration received by us for such rights, warrants or options and any amount payable on exercise or conversion thereof, with the value of such consideration, if other than cash, to be determined by us. If any right, warrant or option described in this paragraph (2) is not exercised or converted prior to the expiration of the exercisability or convertibility thereof, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such right, warrant or option had not been so issued.

(3)	If we distribute shares of capital stock, evidences of indebtedness or other assets or property of us to all holders of our common stock, excluding:

(A)	dividends, distributions, rights, warrants or options referred to in paragraph (1) or (2) above;

(B)	dividends or distributions paid exclusively in cash; and

(C)	spin-offs described below in this paragraph (3),

then the conversion rate will be increased based on the following formula:

CR1 = CR 0	x	SP0

(SP0 – FMV)

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1 = the new conversion rate in effect immediately on and after the ex-dividend date for such distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by us) of the shares of capital stock, evidences of indebtedness, assets or property distributed with respect to each outstanding share of our common stock on the earlier of the record date and the ex-dividend date for such distribution.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph shall become effective as of the open of business on the ex-dividend date for such distribution.

If we distribute to all holders of our common stock capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit (which we refer to as a “spin-off”), the conversion rate in effect immediately following the 10th trading day immediately following, and including, the effective date of the spin-off will be increased based on the following formula:

CR1 = CR 0	x	(FMV0 + MP 0)

MP0

where:

CR0 = the conversion rate in effect on the 10th trading day immediately following, and including the effective date of the spin-off;

CR1 = the new conversion rate immediately after the 10th trading day immediately following (and including) the effective date of the spin-off;

FMV0 = the average of the closing prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading days after (and including) the effective date of the spin-off; and

MP0 = the average of the closing prices of our common stock over the first 10 consecutive trading days after (and including) the effective date of the spin-off.

An adjustment to the conversion rate made pursuant to the immediately preceding paragraph will occur at the close of business on the 10th trading day from and including the effective date of the spin-off; provided that in respect of any conversion within the 10 trading days following the effective date of any spin-off, references within this paragraph (3) to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

If any such dividend or distribution described in this paragraph (3) is declared but not paid or made, the new conversion rate shall be readjusted to be the conversion rate that would then be in effect if such dividend or distribution had not been declared.

(4A)	If any regular, quarterly cash dividend or distribution made to all or substantially all holders of our common stock during any quarterly fiscal period does not equal $0.30 per share (the “initial dividend threshold”), the conversion rate will be adjusted based on the following formula:

CR1 = CR 0	x	SP0 – IDT

SP0 – C

where,

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1 = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution;

C = the amount in cash per share we distribute to holders of our common stock; and

IDT = the initial dividend threshold.

If the denominator of the foregoing fraction is less than $1.00 (including a negative amount) then in lieu of any adjustment under this clause (4A), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the ex-dividend date for such cash dividend or distribution.

The initial dividend threshold is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate, provided that no adjustment will be made to the initial dividend threshold for any adjustment made to the conversion rate under this clause (4A).

(4B)	If we pay any cash dividend or distribution that is not a regular, quarterly cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1 = CR0	x	SP0

SP0 – C

where:

CR0 = the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CRl = the conversion rate in effect immediately after the ex-dividend date for such dividend or distribution;

SP0 = the closing price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C = the amount in cash per share we distribute to holders of our common stock.

The reference dividend amount is subject to adjustment in a manner inversely proportional to adjustments to the conversion rate; provided that no adjustment will be made to the reference dividend amount for any adjustment made to the conversion rate under this paragraph (4B).

An adjustment to the conversion rate made pursuant to paragraph (4A) or (4B) shall become effective as of the open of business on the ex-dividend date for such dividend or distribution. If any dividend or distribution described in paragraph (4A) or (4B) is declared but not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would be in effect if such dividend or distribution had not been declared. If the denominator of the foregoing fraction is less than $1.00 (including a negative amount), then in lieu of any adjustment under this clause (4B), we shall make adequate provision so that each holder of notes shall have the right to receive upon conversion, in addition to the shares of common stock issuable upon such conversion, the amount of cash such holder would have received had such holder converted such notes on the ex-dividend date for such cash dividend or distribution.

(5)	If we or any of our subsidiaries makes a payment in respect of a tender offer or exchange offer for our common stock to the extent that the cash and value of any other consideration included in the payment per share of our common stock exceeds the closing price of a share of our common stock on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1 = CR 0	x	(AC + (SP1 x OSl))

(SP1 x OS0)

where:

CR0 = the conversion rate in effect on the trading day on which such tender or exchange offer expires;

CRl = the conversion rate in effect on the trading day immediately following the date such tender or exchange offer expires;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by us) paid or payable for our common stock purchased in such tender or exchange offer;

OS0 = the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OSl = the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase or exchange of shares pursuant to such tender or exchange offer); and

SPl = the closing price of our common stock for the trading day next succeeding the date such tender or exchange offer expires.

If the application of the foregoing formula would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made.

Any adjustment to the conversion rate made pursuant to this paragraph (5) shall become effective on the second day immediately following the date such tender offer or exchange offer expires. If we or one of our subsidiaries is obligated to purchase our common stock pursuant to any such tender or exchange offer but is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the new conversion rate shall be readjusted to be the conversion rate that would be in effect if such tender or exchange offer had not been made.

We currently have a rights plan with respect to our common stock. If we have in effect a rights plan while any convertible notes remain outstanding, holders of convertible notes will receive, upon a conversion of convertible notes, in addition to shares of our common stock, if any, rights under our shareholder rights agreement unless, prior to conversion, the rights have expired, terminated or been redeemed or unless the rights have separated from our common stock. If the rights provided for in the rights plan adopted by us have separated from our common stock in accordance with the provisions of the applicable shareholder rights agreement so that holders of convertible notes would not be entitled to receive any rights in respect of our common stock delivered upon conversion of convertible notes, the conversion rate will be adjusted at the time of separation as if we had distributed to all holders of our common stock capital stock, evidences of indebtedness or other assets or property pursuant to paragraph (3) above, subject to readjustment upon the subsequent expiration, termination or redemption of the rights.

In addition to the adjustments pursuant to paragraphs (1) through (5) above, we may increase the conversion rate in order to avoid or diminish any income tax to holders of our common stock resulting from any dividend or distribution of capital stock (or rights to acquire our common stock) or from any event treated as such for income tax purposes. We may also, from time to time, to the extent permitted by applicable law, increase the conversion rate by any amount for any period if we have determined that such increase would be in our best interests. If we make such determination, it will be conclusive and we will mail to holders of the convertible notes a notice of the increased conversion rate and the period during which it will be in effect at least 15 days prior to the date the increased conversion rate takes effect in accordance with applicable law.

No adjustment to the conversion rate will be made if holders of the convertible notes, as a result of holding the convertible notes, are entitled to participate at the same time as our common stock holders participate in any of the transactions described above as if such holders of the convertible notes held a number shares of our common stock equal to the conversion rate, multiplied by the principal amount (expressed in thousands) of convertible notes held by such holder, without having to convert their convertible notes.

The conversion rate will not be adjusted except as specifically set forth in this “Conversion Rate Adjustments” and in “ —Make Whole Amount.” Without limiting the foregoing, the conversion rate will not be adjusted for:

•

the issuance of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on securities of us or those of us and the investment of additional optional amounts in shares of our common stock under any plan;

•

the issuance of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director, trustee or consultant benefit plan, employee agreement or arrangement or program of us;

•	the issuance of our common stock pursuant to any option, warrant, right, or exercisable, exchangeable or convertible security outstanding as of the date the convertible notes were first issued;

•	a change in the par value of our common stock;

•	accumulated and unpaid dividends or accrued and unpaid interest; and

•	the issuance of limited partnership units by us and the issuance of our common stock or the payment of cash upon redemption thereof.

All required calculations will be made to the nearest cent or 1/1,000th of a share, as the case may be.

In the event of a taxable distribution to holders of shares of our common stock that results in an adjustment to the conversion rate, holders of convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal income tax as a dividend. See “Certain Material United States Federal Income Tax Considerations—U.S. Holders—Convertible Notes—Constructive Distributions” below. In addition, non-U.S. holders of convertible notes may, in certain circumstances, be deemed to have received a distribution subject to U.S. federal withholding tax requirements. See “Material United States Federal Income Tax Considerations—Non-U.S. Holders.”

Calculations in Respect of the Convertible Notes

Except as explicitly specified otherwise herein, we will be responsible for making all calculations required under the convertible notes. These calculations include, but are not limited to, determinations of the conversion price and conversion rate applicable to the convertible notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on holders of the convertible notes. We will provide a schedule of our calculations to the trustee, and the trustee is entitled to rely upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder of convertible notes upon the request.

Agreement by Purchasers

Each convertible note provides that, by acceptance of the convertible note, the holder thereof intends that the convertible note constitutes indebtedness and agrees to treat it as indebtedness for United States federal, state and local income and franchise tax purposes.

Payment and Paying Agents

Interest on the convertible notes payable on each interest payment date will be paid to the person in whose name that convertible note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business (whether or not a business day) on the February 1, May 1, August 1 and November 1 immediately preceding the applicable interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is payable. If there has been a default in the payment of interest on any convertible note, other than at maturity, the defaulted interest may be paid to the holder of such convertible note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that convertible note may be listed, if the trustee finds it practicable.

Principal and interest on the convertible notes at maturity will be payable upon presentation of the convertible notes at the corporate trust office of The Bank of New York Mellon Trust Company, N.A., in the Borough of Manhattan, The City of New York, as our paying agent. Any cash or common stock payable to the holder upon conversion of the convertible notes will be payable upon delivery by the holder to the paying agent of an irrevocable duly completed and manually signed conversion notice, together, if the convertible notes are in certificated form, with the certificated security, to The Bank of New York Mellon Trust Company, N.A., along with appropriate endorsements and transfer documents, if required or, if the convertible notes are in book-entry form, comply with appropriate procedures of DTC, and pay any transfer or similar tax, if required, as required by the supplemental indenture. We may change the place of payment on convertible notes, and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion.

We will pay principal and interest due on convertible notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the beneficial owners of the convertible notes.

Registration and Transfer

The transfer of convertible notes may be registered, and convertible notes may be exchanged for other convertible notes of the same series, in denominations of $1,000 and integral multiples of $1,000 and with the same terms and principal amount, at the offices of the trustee in The City of New York.

We may change the place for registration of transfer and exchange of the convertible notes and may designate additional places for registration and exchange. No service charge will be made for any transfer or exchange of the convertible notes. However, we may require payment to cover any tax or other governmental charge that may be imposed.

Defeasance

The defeasance provisions of the indenture do not apply to the convertible notes.

Limitation on Liens

The indenture provides for certain limitations on our ability to suffer or incur any liens. See “Description of Debt Securities—Limitation on Liens” in the accompanying prospectus.

Limitation on Sale and Lease-back Transactions

The indenture provides for certain limitations on sale and lease-back transactions as described under “Description of Debt Securities—Limitation on Sale and Lease-back Transactions” in the accompanying prospectus.

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other corporation or convey or transfer our properties and assets substantially as an entirety to any person, unless:

•

the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation duly organized and existing under the laws its jurisdiction of formation and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the indenture securities and the performance and observance of the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding indenture securities. The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

In addition to the event of defaults specified in the accompanying prospectus under “Description of Debt Securities—Events of Default,” the following will also be events of default with respect to the convertible notes:

•	default in the payment of any repurchase price due with respect to the convertible notes, when due and payable;

•	failure to deliver cash and, if applicable, our common stock within five days after the due date upon a conversion of convertible notes, together with any cash due in lieu of fractional shares;

•	our failure to issue notice of any event described under “—Conversion Rights—Conversion Upon Specified Transactions” as required under the indenture and such failure continues for five days; and

•	our failure to provide timely notice in connection with a fundamental change.

Notwithstanding the foregoing, the supplemental indenture provides that, to the extent elected by us, the sole remedy for an event of default relating to the failure to file any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or under the terms of the indenture and for any failure to comply with the requirements of Section 314(a)(1) of the Trust Indenture Act, will for the first 120 days after the occurrence of such an event of default consist exclusively of the right to receive an extension fee on the convertible notes in an amount equal to 0.25% of the principal amount of the convertible notes. If we so elect, the extension fee will be payable on all outstanding convertible notes on the date on which an event of default relating to a failure to comply with the reporting obligations in the indenture first occurs, which will be the 60th day after notice to us of our failure to so comply. On the 120th day after such event of default (if the event of default relating to the reporting obligations is not cured or waived prior to such 120th day), the convertible notes will be subject to acceleration as described in the accompanying prospectus under “Description of Debt Securities—Events of Default.” The provisions of the supplemental indenture described in this paragraph will not affect the rights of holders of convertible notes in the event of the occurrence of any other event of default. In the event we do not elect to pay the extension fee upon an event of default in accordance with this paragraph, the convertible notes will be subject to acceleration as provided above.

In order to elect to pay the extension fee as the sole remedy during the first 120 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of convertible notes and the trustee and paying agent of such election on or before the close of business on the date on which such event of default occurs, which will be the 60th day after notice to us of our failure to so comply.

Modification and Waiver

Without the consent of any holder of indenture securities, including holders of the convertible notes, we and the trustee may enter into one or more supplemental indentures for any of the purposes listed in Section 9.1 of the indenture as described in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver.” In addition, we may, without the consent of any holder of convertible notes, enter into one more supplemental indentures with the trustee to:

•	conform the indenture and the form or terms of the convertible notes to the “Description of Remarketed Notes” as set forth in this prospectus supplement; and

•	provide for conversion and settlement rights if any reclassification or change of our common stock occurs, consistent with “—Recapitalization, Reclassification, and Changes of Our Common Stock.”

Modifications and amendments of the indenture may be made by us and the Trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding indenture securities of each series affected thereby; provided, however, that, in addition to those terms listed in Section 9.2 of the indenture and described in the accompanying prospectus under “Description of Debt Securities—Modification and Waiver,” no such modification or amendment may, without the consent of the holder of each outstanding Indenture Security affected thereby:

•

reduce the fundamental change purchase price of any convertible note or amend or modify in any manner adverse to the holders of convertible notes our obligation to make such payments, whether through an amendment or waiver of provisions in the covenants, definitions or otherwise;

•	reduce the conversion rate or modify the conversion settlement provisions in any manner that is adverse to the holder; or

•	reduce the additional cash merger shares.

The holders of at least a majority in aggregate principal amount of any series may, on behalf of the holders of all indenture securities of such series, waive our compliance with certain restrictive provisions of the indenture. The holders of not less than a majority in aggregate principal amount of the outstanding indenture securities of any series may, on behalf of the holders of all indenture securities of such series, waive any past default and its consequences under the indenture with respect to the indenture securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to indenture securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each Indenture Security of any series.

Under the indenture, we will be required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the indenture and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default. (Indenture, Section 10.9.)

Regarding the Trustee

The trustee under the indenture is The Bank of New York Mellon Trust Company, N.A. The trustee is permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustee acquires any conflicting interest it must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Governing Law

The indenture and the convertible notes are governed by, and construed in accordance with, the laws of the State of New York.

Certain Book-Entry Procedures for the Convertible Notes

The Global Securities

Convertible notes are issued in the form of one or more global certificates, which are referred to as “global securities,” deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., as nominee of DTC. Except under the limited circumstances described below, convertible notes represented by the global securities are not exchangeable for, and are not otherwise issuable as, convertible notes in certificated form. The global securities described above may not be transferred except by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or to a successor depositary or its nominee.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of a global security with DTC’s custodian, DTC will credit portions of the principal amount of the global security to the accounts of the DTC participants designated by the remarketing agent; and

•

ownership of beneficial interests in a global security will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global security).

Payments of principal and interest with respect to the convertible notes represented by a global security will be made by the trustee to DTC’s nominee as the registered holder of the global security. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global security, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global security will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

All interests in the global securities will be subject to the operations and procedures of DTC. We provide the following summary of those operations and procedures solely for the convenience of investors. The operations and procedures of DTC are controlled by that settlement system and may be changed at any time. Neither we nor the remarketing agent are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the remarketing agent; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

Certificated Notes

The laws of some jurisdictions may require that some purchasers of securities take physical delivery of securities in certificated form. These laws may impair the ability to transfer beneficial interests in the convertible notes so long as the convertible notes are represented by a global security.

Except as provided below, owners of beneficial interests in such a global security will not be entitled to receive physical delivery of convertible notes in certificated form and will not be considered the holders (as defined in the indenture) thereof for any purpose under the indenture, and no global security representing convertible notes shall be exchangeable, except for another global security of like denomination and tenor to be registered in the name of DTC or its nominee or a successor depositary or its nominee. Accordingly, each beneficial owner must rely on the procedures of DTC or if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the indenture.

We will issue the convertible notes in definitive certificated form if DTC notifies us that it is unwilling or unable to continue as depositary or DTC ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by us within 90 days. In addition, beneficial interests in a global security certificate may be exchanged for definitive certificated convertible notes upon request by or on behalf of DTC in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such convertible notes. If we determine at any time that the convertible notes shall no longer be represented by global security certificates, we will inform DTC of such determination who will, in turn, notify participants of their right to withdraw such representation by global security certificates, and if such participants elect to withdraw their beneficial interests, we will issue certificates in definitive form in exchange for such beneficial interests in the global security certificates. Any global convertible note, or portion thereof, that is exchangeable pursuant to this paragraph will be exchangeable for convertible note certificates registered in the names directed by DTC. We expect that these instructions will be based upon directions received by DTC from DTC participants with respect to ownership of beneficial interests in the global security certificates.

The information in this prospectus supplement concerning DTC and DTC’s system has been obtained from sources that we believe to be reliable, but we take no responsibility for its accuracy.

REMARKETING

Under the terms and subject to the conditions contained in a remarketing agreement, dated as of May 10, 2010, among us, Citigroup Global Markets Inc., as the remarketing agent, and The Bank of New York Mellon Trust Company, N.A., not individually but solely as purchase contract agent and as attorney-in-fact of the holders of purchase contracts, the remarketing agent remarketed the convertible notes at a price equal to 103% of the aggregate principal amount of the remarketed convertible notes.

On May 17, 2010, the remarketing agent will not reset the spread on the interest rate on the convertible notes, and the interest rate will remain 3-month LIBOR minus 3.500% (with a floor of 0%).

The proceeds from the remarketing of the convertible notes are estimated to be approximately $9.0 million. We will separately pay a remarketing fee to the remarketing agent in the amount of 1.0% of the total proceeds of the remarketing and a separate advisory fee to Citigroup Global Markets Inc. for advisory services. The separate advisory fee will be a fixed amount paid regardless of how many convertible notes are remarketed. Holders of Equity Units or separate convertible notes will not otherwise be responsible for the payment of any remarketing fee or separate advisory fee in connection with the remarketing. We will not directly receive any proceeds of the remarketing. Instead, $8.7 million of the proceeds from the remarketing of convertible notes that are part of Equity Units will automatically be applied to satisfy in full such Equity Unit holders’ obligations to purchase our common stock under the related purchase contracts. The remarketing agent will remit any proceeds that remain from the remarketing of convertible notes that are part of Equity Units after this application for the benefit of holders of such Equity Units.

The remarketing agent has no obligation to purchase any convertible notes. The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933, arising out of or in connection with their duties under the remarketing agreement, and to contribute to payments the remarketing agent may be required to make in respect of those liabilities.

Citigroup Global Markets Inc. has in the past provided, or may in the future provide, investment banking and underwriting services to us and our affiliates for which Citigroup Global Markets Inc. has received, or will receive, customary compensation.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain material United States federal income tax considerations with respect to the purchase, ownership and disposition of the convertible notes and the ownership and disposition of our common stock acquired upon conversion of a convertible note. This summary deals only with convertible notes and common stock held as capital assets (generally, assets held for investment) by holders that purchase the convertible notes in the remarketing at the remarketing offering price and acquire the common stock upon a conversion of the convertible notes. The tax treatment of a holder may vary depending on the holder’s particular situation. This summary does not address all of the tax considerations that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker dealers, tax-exempt organizations, regulated investment companies, persons holding convertible notes or shares of our common stock as part of a straddle, hedge, conversion transaction or other integrated investment, partnerships (or other entities or arrangements classified as partnerships for United States federal income tax purposes) and their partners, and U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. In addition, this summary does not address any aspects of alternative minimum taxes, U.S. federal estate or gift tax considerations, or state, local, or foreign tax laws. This summary is based on the United States federal income tax laws, Treasury regulations, rulings and decisions in effect as of the date hereof, which are subject to change or differing interpretations, possibly on a retroactive basis.

Holders should consult their own tax advisors as to the particular tax consequences to them of purchasing, owning, and disposing of the convertible notes and the ownership and disposition of our common stock acquired upon conversion of a convertible note, including the application and effect of United States federal, state, local and foreign tax laws.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of convertible notes or common stock acquired upon conversion of a convertible note that is, for United States federal income tax purposes (1) an individual who is a citizen or resident of the United States, (2) a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to United States federal income taxation regardless of its source, or (4) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes. A beneficial owner of convertible notes that is not a U.S. Holder or a partnership is referred to herein as a “Non-U.S. Holder.”

If a partnership (including an entity or arrangement classified as a partnership for United States federal income tax purposes) beneficially owns convertible notes or common stock acquired upon conversion of a convertible note, the treatment of a partner in the partnership will depend upon the status of the partner and the activities of the partnership. A holder of convertible notes or common stock acquired upon conversion of a convertible note that is a partnership and partners in such partnership should consult their own tax advisors as to the tax consequences to them of purchasing, owning and disposing of convertible notes and the ownership and disposition of our common stock acquired upon conversion of a convertible note.

Classification of the Convertible Notes

Generally, characterization of an obligation as indebtedness for U.S. federal income tax purposes is made at the time of the issuance of the obligation. In connection with the issuance of the convertible notes, Skadden, Arps, Slate, Meagher & Flom LLP, our special counsel, delivered an opinion that, under the then existing law, and based on certain representations, facts and assumptions set forth in such opinion, the convertible notes will be classified as indebtedness for United States federal income tax purposes. We agreed, and continue to agree, to treat the convertible notes in the same manner. By purchasing the convertible notes, each holder agrees to treat the convertible notes as indebtedness for United States federal income tax purposes.

U.S. Holders

This subsection describes certain material United States federal income tax considerations to U.S. Holders.

Accrual of Interest. We have taken the position that interest on a convertible note constitutes “qualified stated interest” and generally will be taxable to U.S. Holders as ordinary interest income at the time it is paid or accrued in accordance with such holders’ method of accounting for tax purposes.

Amortizable Bond Premium. A U.S. Holder may be considered to have purchased a convertible note with bond premium to the extent that the excess of the amount paid for the convertible note over its principal amount is not attributable to the value of the conversion option, determined using a reasonable method. A U.S. Holder may elect to amortize any bond premium on a convertible note, which would reduce the tax basis in such note. Once made, the election applies to all taxable debt instruments then owned and thereafter acquired by the U.S. Holder and may be revoked only with the consent of the IRS. U.S. Holders should consult their own tax advisors as to the application of the bond premium rules to their purchase of convertible notes.

Sales, Exchanges or Other Taxable Dispositions of Convertible Notes. A U.S. Holder will recognize gain or loss on the disposition of the convertible notes in an amount equal to the difference between the amount realized by such holder on the disposition of the convertible notes and such holder’s adjusted tax basis in the notes (except to the extent such amount is attributable to accrued interest, which will be taxable as ordinary income to the extent such interest has not been previously included in income). A U.S. Holder’s adjusted tax basis in the convertible notes acquired in the remarketing will equal the amount that such U.S. Holder paid for the convertible notes (excluding amounts attributable to pre-purchase accrued interest). Such gain or loss will generally be capital gain or loss and will be long-term capital gain or loss if a U.S. Holder has held its convertible notes for more than a year. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Conversion of the Convertible Notes into a Combination of Common Stock and Cash. If a U.S. Holder receives common stock and cash upon a conversion of the convertible notes, the conversion should be treated as a recapitalization and, unless otherwise indicated, the following discussion assumes such treatment is respected. A U.S. Holder will not recognize any loss upon the conversion but will recognize gain on the conversion in an amount equal to the excess, if any, of the sum of cash and the fair market value of the common stock received (other than amounts attributable to accrued interest, which will be treated as such, and cash received in lieu of a fractional share) over the U.S. Holder’s adjusted tax basis in the convertible notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share). However, in no event will the gain recognized exceed the amount of cash received (excluding cash attributable to accrued interest or received in lieu of a fractional share). Accordingly, a U.S. Holder’s tax basis in the common stock received in such a conversion (other than common stock attributable to accrued interest, the tax basis of which would equal the amount of accrued interest with respect to which the common stock was received) will be the same as the U.S. Holder’s adjusted tax basis in the convertible notes surrendered (excluding the portion of the tax basis that is allocable to any fractional share), increased by the amount of gain recognized (other than with respect to a fractional share), and the U.S. Holder’s holding period for such common stock will include the U.S. Holder’s holding period for the convertible notes that were converted, except that the holding period of any common stock received with respect to accrued interest would commence on the day after the date of receipt. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share will be equal to the difference, if any, between the amount of cash a U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share. Any gain or loss recognized on conversion generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the conversion, the convertible note has been held by the U.S. Holder for more than one year. The deductibility of capital losses is subject to limitations.

If the conversion is not treated as a recapitalization, the U.S. Holder may recognize an amount of gain that is different than the amount described above. In particular, the cash payment received on conversion could be treated as proceeds from a sale of a portion of the note, and taxed in the manner described under “— Sales, Exchanges or Other Taxable Dispositions of Convertible Notes” above. In such case, the U.S. Holder’s basis in the note would be allocated pro rata between the common stock and cash received, in accordance with their fair market values. U.S. Holders should consult their tax advisors regarding the proper treatment of a conversion.

Constructive Distributions. The conversion rate of the convertible notes will be adjusted in certain circumstances. Under section 305(c) of the Code, adjustments (or the absence of adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution. Accordingly, if at any time we make a distribution of property to our stockholders that would be taxable to the stockholders as a dividend for United States federal income tax purposes and, in accordance with the anti-dilution provisions of the convertible notes, the conversion rate of the convertible notes is increased, such increase may be deemed to be the payment of a taxable dividend to U.S. Holders of the convertible notes. For example, an increase in the conversion rate in the event of our distribution of our debt instruments or our assets generally will result in deemed dividend treatment to holders of the convertible notes, but an increase in the event of stock dividends or the distribution of rights to subscribe for our common stock generally will not. If a make-whole fundamental change occurs on or prior to the maturity date of the convertible notes, under some circumstances, we will increase the conversion rate for convertible notes converted in connection with such make-whole fundamental change. Such increase may be treated as a distribution subject to U.S. federal income tax as a dividend. Any deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the rules described in the following paragraph. U.S. Holders are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Distributions on Common Stock. If we make distributions with respect to our common stock received upon conversion of a convertible note, the distributions generally will be treated as dividends to a U.S. Holder of our common stock to the extent of our current or accumulated earnings and profits as determined under United States federal income tax principles at the end of the tax year in which the distribution occurs. To the extent the distributions exceed our current and accumulated earnings and profits, the excess will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in the common stock, and thereafter as gain from the sale or exchange of that stock. Eligible dividends received by a non-corporate U.S. Holder in tax years beginning on or before December 31, 2010, will be subject to tax at the special reduced rate generally applicable to long-term capital gain. A U.S. Holder generally will be eligible for this reduced rate only if such holder has held our common stock for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date. Corporate U.S. Holders generally will be entitled to claim the dividends received deduction with respect to dividends paid on our common stock, subject to applicable restrictions.

Sale or Other Taxable Disposition of Common Stock. Upon the sale or other taxable disposition of our common stock received upon conversion of a convertible note, a U.S. Holder generally will recognize capital gain or loss equal to the difference between (i) the amount of cash and the fair market value of any property received upon the sale or other disposition and (ii) the U.S. Holder’s adjusted tax basis in our common stock. That capital gain or loss will be long-term if the U.S. Holder’s holding period in respect of such common stock is more than one year. For non-corporate U.S. Holders, long term capital gain is generally eligible for reduced rates of taxation. The deductibility of capital loss is subject to limitations.

Information Reporting and Backup Withholding. Unless U.S. Holders are exempt recipients, such as corporations, interest and dividends received on, and proceeds received from the disposition of, convertible notes or our common stock, as the case may be, may be subject to information reporting and may also be subject to United States federal backup withholding tax if U.S. Holders fail to supply accurate taxpayer identification numbers or otherwise fail to comply with applicable United States information reporting or certification requirements. Any amounts withheld under the backup withholding rules will be allowed as a credit against such holders’ United States federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This subsection describes certain material United States federal income tax considerations to Non-U.S. Holders.

United States Federal Withholding Tax

United States federal withholding tax will not apply to any payment to a Non-U.S. Holder of principal or interest on the convertible notes provided that:

•

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	the Non-U.S. Holder is not a controlled foreign corporation that is related to us through stock ownership; and

•

(a) the Non-U.S. Holder provides its name, address and certain other information on an IRS Form W-8BEN (or a suitable substitute form), and certifies, under penalties of perjury, that it is not a United States person or (b) the Non-U.S. Holder holds its convertible notes through certain foreign intermediaries or certain foreign partnerships and certain certification requirements are satisfied.

In general, United States federal withholding tax at a rate of 30% will apply to the dividends, if any (and generally any deemed dividends resulting from certain adjustments or failures to make an adjustment as described under “— U.S. Holders — Constructive Dividends”), paid on the shares of common stock received upon a conversion of the convertible notes. We intend to withhold at a rate of 30% on any constructive dividends with respect to any convertible notes. It is possible that United States withholding tax on deemed dividends would be withheld from interest (or some other amount) paid to the Non-U.S. Holder, including on conversion. If a tax treaty applies, you may be eligible for a reduced rate of withholding. Similarly, constructive or actual dividends that are effectively connected with the conduct of a trade or business by a Non-U.S. Holder within the United States are generally not subject to the United States federal withholding tax, but instead are generally subject to United States federal income tax, as described below. In order to claim any such exemption from or reduction in the 30% withholding tax, a Non-U.S. Holder is required to provide a properly executed IRS Form W-8BEN (or suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or a properly executed IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding tax because they are effectively connected with such holder’s conduct of a trade or business in the United States. In general, United States federal withholding tax will not apply to any gain or income realized by a Non-U.S. Holder on the sale, exchange or other disposition of the convertible notes or common stock received upon a conversion of the convertible notes.

United States Federal Income Tax

Any gain or income realized on the disposition by a Non-U.S. Holder of a convertible note or common stock received upon a conversion of the convertible notes generally will not be subject to United States federal income tax unless:

•

such gain or income is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by such Non-U.S. Holder); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•

the Non-U.S. Holder, by virtue of holding a convertible note or our common stock acquired upon conversion of a convertible note, is considered to own an interest in a U.S. real property holding corporation and does not meet the criteria for exemption from United States federal income tax.

Convertible notes and shares of our common stock acquired upon conversion of convertible notes generally will be treated as U.S. real property interests if we are (or, during a specified period, have been) a “United States real property holding corporation” for United States federal income tax purposes. We believe that we are not, and do not anticipate becoming, a United States real property holding corporation. Even if we are or would have been (during a specified period) a United States real property holding corporation, a Non-U.S. Holder of convertible notes or common stock acquired upon conversion of a convertible note will, however, not be subject to United States federal income tax or withholding on any gain from the sale of the convertible note or the common stock if our common stock continues to be treated on an established market and the Non-U.S. Holder does not exceed certain ownership thresholds.

If a Non-U.S. Holder is engaged in a trade or business in the United States and any income or gain recognized on the convertible notes or our common stock is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to such permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax (but generally not withholding tax) on such income or gain on a net income basis in the same manner as if such holder were a U.S. Holder. In addition, in certain circumstances, if a Non-U.S. Holder is a foreign corporation it may be subject to a 30% branch profits tax (or, if a tax treaty applies, such lower rate as provided).

Information Reporting and Backup Withholding

Payments of interest or dividends made by us on, or the proceeds from the sale or other disposition of, the convertible notes or shares of common stock generally will be subject to information reporting and United States federal backup withholding at the rate then in effect if a Non-U.S. Holder receiving such payment fails to comply with applicable United States information reporting or certification requirements. Any amount withheld under the backup withholding rules is allowable as a credit against the Non-U.S. Holder’s United States federal income tax liability, provided that the required information is timely furnished to the IRS.

Recent Developments

Under recently enacted legislation, we or our paying agent may be required to withhold 30% of any dividends and the proceeds of a sale of the common stock paid after December 31, 2012 to (i) a foreign financial institution (as specifically defined in this new legislation) unless such foreign financial institution agrees with the IRS to verify, report and disclose its U.S. accountholders and meets certain other specified requirements or (ii) a non-financial foreign entity that is the beneficial owner of the payment unless such entity certifies to us or our paying agent that it does not have any substantial United States owners or provides the name, address and taxpayer identification number of each substantial United States owner and such entity meets certain other specified requirements. Holders should consult their tax advisors regarding the application of this legislation to their particular circumstances.

LEGAL MATTERS

Donald J. Riccitelli, Corporate Counsel of Stanley Black & Decker, Inc. and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York are representing us in connection with this remarketing. Citigroup Global Markets Inc. is being represented by Davis Polk & Wardwell LLP, New York, New York. Mr. Riccitelli beneficially owns and has rights to acquire less than one percent of our common stock.

EXPERTS

The consolidated financial statements of the Company and its subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended January 2, 2010 (including the schedule appearing therein), and the effectiveness of the Company’s internal control over financial reporting as of January 2, 2010, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Black & Decker and its subsidiaries appearing in Black & Decker’s Annual Report on Form 10-K for the year ended December 31, 2009 (including the schedule appearing therein), and the effectiveness of Black & Decker and its subsidiaries internal control over financial reporting as of December 31, 2009, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon, included therein, incorporated by reference in the Company’s Amendment No. 2 to Form S-4 filed February 2, 2010, incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Prospectus

The Stanley Works

Common Stock

Preferred Stock

Debt Securities

Warrants

Depositary Shares

Stock Purchase Contracts

and

Stock Purchase Units

We may offer, issue and sell, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	debt securities, which may be senior debt securities or subordinated debt securities;

•	warrants to purchase our debt securities, shares of our common stock, shares of our preferred stock, depositary shares or securities of third parties or other rights;

•	depositary shares representing an interest in our preferred stock;

•	stock purchase contracts to purchase shares of our common stock; and

•

stock purchase units, each representing ownership of a stock purchase contract and debt securities, preferred securities or debt obligations of third-parties, including U.S. treasury securities or any combination of the foregoing, securing the holder’s obligation to purchase our common stock or other securities under the stock purchase contracts.

We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Investing in our securities involves a number of risks. See “Risk Factors” on page 5 before you make your investment decision.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters or dealers, through agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities offered, please see “Plan of Distribution” in this prospectus.

Our common stock is listed on the New York Stock Exchange under the trading symbol “SWK.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 24, 2008

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this process, we may sell common stock; preferred stock; debt securities; warrants to purchase debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights; depositary shares; stock purchase contracts and stock purchase units. This prospectus only provides you with a general description of the securities that we may offer. Each time we sell securities, we will provide a supplement to this prospectus that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making offers to sell the securities in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

The information in this prospectus is accurate as of the date on the front cover. You should not assume that the information contained in this prospectus is accurate as of any other date.

When used in this prospectus, the terms “The Stanley Works,” “we,” “our” and “us” refer to The Stanley Works and its consolidated subsidiaries, unless otherwise specified or the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended and the rules promulgated thereunder (the “Exchange Act”). Our SEC filings are available to the public at the SEC’s website at www.sec.gov. You may read and copy all or any portion of this information at the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information about the public reference rooms. We maintain a website at www.stanleyworks.com. The information on our web site is not incorporated by reference in this prospectus and any prospectus supplement and you should not consider it a part of this prospectus and any accompanying prospectus supplement.

You can also inspect reports, proxy statements and other information about The Stanley Works at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplement, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus and any accompanying prospectus supplement, except for any information superseded by information contained directly in this prospectus, any accompanying prospectus supplement or any subsequently filed document deemed incorporated by reference. This prospectus and any accompanying prospectus supplement incorporates by reference the documents set forth below that The Stanley Works has previously filed with the SEC (other than information deemed furnished and not filed in accordance with SEC rules, including Items 2.02 and 7.01 of Form 8-K). These documents contain important information about The Stanley Works and its finances.

•	Annual Report on Form 10-K for the fiscal year ended December 29, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 29, 2008 and June 28, 2008;

•	Current Reports on Form 8-K filed January 9, 2008, March 4, 2008, March 14, 2008, April 24, 2008, June 13, 2008, July 23, 2008 and September 22, 2008;

•

The description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on March 24, 1986, and any amendment or report filed for the purpose of updating such description; and

•

The description of the depositary preferred stock purchase rights associated with our common stock contained in our Registration Statement on Form 8-A/A, filed with the SEC on July 23, 2004, and any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and any accompanying prospectus supplement and before the termination of the offering shall also be deemed to be incorporated herein by reference. We are not, however, incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC, including our compensation committee report and performance graph or any information furnished pursuant to Items 2.02 or 7.01 of Form 8-K or certain exhibits furnished pursuant to Item 9.01 of Form 8-K.

To obtain a copy of these filings at no cost, you may write or telephone us at the following address:

The Stanley Works

1000 Stanley Drive

New Britain, Connecticut 06053

Attention: Treasurer

(860) 225-5111

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus. Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference into such documents.

SPECIAL NOTE REGARDING

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement contain or incorporate statements that are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995.

Those statements include trend analyses and other information relative to markets for our products and trends in our operations or financial results as well as other statements that can be identified by the use of forward-looking language such as “may,” “should,” “believes,” “expects,” “anticipates,” “plans,” “estimates,” “intends,” “projects,” “goals,” “objectives,” or other similar expressions. Our actual results, performance or achievements could be materially different from the results expressed in, or implied by, those forward-looking statements. Those statements are subject to risks and uncertainties, including but not limited to the risks described in this prospectus any accompanying prospectus supplement and other documents incorporated by reference. When considering those forward-looking statements, you should keep in mind the risks, uncertainties and other cautionary statements made in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference.

A variety of factors could cause our actual results to differ materially from the expected results expressed in our forward-looking statements, including those set forth in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference, including the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our reports and other documents filed with the SEC. Factors that may cause our actual results to differ materially from those we contemplate by the forward-looking statements include, among others, the following possibilities:

•	inability to maintain and improve the overall profitability of our operations;

•	inability to limit the impact of steel and other commodity and material price inflation through price increases and other measures;

•	inability to capitalize on future acquisition opportunities and fund other initiatives;

•	inability to invest in routine business needs;

•	inability to efficiently and promptly integrate recent (as well as future) acquisitions and achieve anticipated synergies;

•	failure to continue improvements in productivity and cost reductions in all aspects of our operations;

•	failure to identify and effectively execute overhead cost reduction opportunities;

•	inability to generate free cash flow and maintain strong credit metrics;

•	inability to successfully settle routine tax audits;

•	inability to access credit markets under satisfactory terms;

•	inability to negotiate satisfactory payment terms for the purchase and sale of goods, material and products;

•	inability to sustain the success of our marketing and sales efforts, including our ability to recruit and retain an adequate sales force and to maintain its customer base;

•	inability of the sales force to adapt to any changes made in the sales organization and achieve adequate customer coverage;

•	inability to stimulate demand for our products;

•	inability to develop and introduce new products and identify and develop new markets;

•	loss of significant volumes of sales from our larger customers;

•	inability to maintain current production rates in our manufacturing facilities, to respond to significant changes in product demand, or to fulfill demand for new and existing products;

•	inability to implement, manage and maintain our operating systems effectively;

•	inability to continue successfully managing and defending claims and litigation;

•	increased pricing pressures and other changes from customers and competitors and the inability to defend market share in the face of competition;

•	continued consolidation of customers, particularly in consumer channels;

•	inventory management pressures on our customers;

•	changes in trade, monetary, tax and fiscal policies and laws;

•

the final geographic distribution of future earnings and the effect of currency exchange fluctuations and impact of dollar/foreign currency exchange and interest rates on the competitiveness of products, our debt program and our cash flow;

•	the strength of the United States and global economies;

•

the impact of events that cause or may cause disruption in our distribution and sales networks, such as war, terrorist activities, political unrest, and recessionary or expansive trends in world economies;

•	inability to mitigate cost increases generated by, for example, continued increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; and

•	failure to recruit and train new employees.

There can be no assurance that other factors not currently anticipated by us will not materially and adversely affect our business, financial condition, and results of operations. You are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf. Please take into account that forward-looking statements speak only as of the date of this prospectus or, in the case of any accompanying prospectus supplement or documents incorporated by reference in this prospectus, the date of any such document. We do not undertake any obligation to publicly correct or update any forward looking statement if we later become aware that it is not likely to be achieved. You are advised, however, to consult any further disclosures we make on related subjects in reports to the SEC.

THE STANLEY WORKS

The Stanley Works was founded in 1843 by Frederick T. Stanley and incorporated in 1852. We are a diversified worldwide supplier of tools and engineered solutions for professional, industrial and construction and do-it-yourself use, and security solutions for commercial applications. Stanley® is a brand recognized around the world for quality and value.

Our principal executive office is located at 1000 Stanley Drive, New Britain, Connecticut 06053, and our telephone number is (860) 225-5111. Our website is located at www.stanleyworks.com. Information contained on our website is not a part of this prospectus and any accompanying prospectus supplement.

RISK FACTORS

Investing in our securities involves risk. See the risk factors described in our Annual Report on Form 10-K (together with any material changes thereto contained in subsequent filed Quarterly Reports on Form 10-Q) and those contained in our other filings with the SEC for our most recent fiscal year, which are incorporated by reference in this prospectus and any accompanying prospectus supplement. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. These risks could materially affect our business, results of operations or financial condition and cause the value of our securities to decline. You could lose all or part of your investment.

USE OF PROCEEDS

Except as otherwise set forth in the prospectus and any accompanying prospectus supplement, we expect to use the net proceeds from the sale of securities for general corporate purposes, including the financing of our operations, the possible repayment of short-term indebtedness, and possible business acquisitions. Pending any specific application, we may initially invest funds in short-term marketable securities or apply them to the reduction of short-term indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Six Months Ended	Fiscal Year Ended December
	June 28 2008	2007	2006	2005	2004	2003
Ratio of Earnings to Fixed Charges (a)	4.9x	5.2x	5.1x	7.5x	7.5x	3.9x

(a)	The ratio of earnings to fixed charges is calculated on a total enterprise basis. For purposes of computing these ratios, earnings represents income from continuing operations before income taxes and fixed charges. Fixed charges are the sum of (i) interest expensed and capitalized, (ii) amortized premiums, discounts and capitalized expenses related to indebtedness, (iii) an estimate of the interest within rental expense, and (iv) preference security dividend requirements of consolidated subsidiaries. Preference security dividend is the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities. The dividend requirement must be computed as the amount of the dividend divided by (1 minus the effective income tax rate applicable to continuing operations). Earnings is the amount resulting from adding and subtracting the following items. Add the following: (a) Pre-tax income from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees, (b) fixed charges, (c) amortization of capitalized interest, (d) distributed income of equity investees, and (e) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges. From the total of the added items, subtract the following: (a) interest capitalized, (b) preference security dividend requirements of consolidated subsidiaries, and (c) the minority interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that you account for using the equity method of accounting. The ratios are based solely on historical financial information.

DESCRIPTION OF SECURITIES

This prospectus contains summary descriptions of the debt securities, common stock, preferred stock, warrants, depositary shares, stock purchase contracts and stock purchase units that we may offer and sell from time to time. These summary descriptions are not meant to be complete descriptions of each security. However, at the time of an offering and sale, this prospectus together with the accompanying prospectus supplement will contain the material terms of the securities being offered.

DESCRIPTION OF DEBT SECURITIES

As used in this prospectus, debt securities means the debentures, notes, bonds and other evidences of indebtedness that we may issue separately, upon exercise of a debt warrant, in connection with a stock purchase contract or as part of a stock purchase unit from time to time. The debt securities may either be senior debt securities or subordinated debt securities. Senior debt securities may be issued under a “Senior Indenture” and subordinated debt securities may be issued under a “Subordinated Indenture.” This prospectus sometimes refers to the Senior Indenture and the Subordinated Indenture collectively as the “Indentures.” The Indentures have been filed with the SEC and are incorporated by reference in the registration statement on Form S-3 of which this prospectus forms a part. We may also issue debt securities under a separate, new indenture. If that occurs, we will describe any differences in the terms of any series or issue of debt securities in the prospectus supplement relating to that series or issue.

The following briefly summarizes the material provisions of the Indentures and the debt securities, other than pricing and related terms disclosed in the accompanying prospectus supplement or pricing supplement, as the case may be. You should read the more detailed provisions of the applicable Indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of an offering of debt securities, which will be described in more detail in the applicable prospectus supplement or pricing supplement, as the case may be. Copies of the Indentures may be obtained from The Stanley Works or the applicable trustee.

As used in this “Description of Debt Securities,” the terms “The Stanley Works,” “we,” “our” and “us” refer to The Stanley Works, a Connecticut corporation, and do not, unless otherwise specified, include our subsidiaries.

General

The debt securities will be our direct unsecured obligations. The senior debt securities will rank equally with all of our other senior unsecured and unsubordinated debt. The subordinated debt securities will be subordinate and junior in right of payment to all of our present and future senior indebtedness to the extent and in the manner set forth in the Subordinated Indenture.

Since our operations are partially conducted through our subsidiaries, the cash flow and the consequent ability to service our indebtedness, including the debt securities, is partially dependent upon the earnings of our subsidiaries and the distribution of those earnings or upon the payments of funds by those subsidiaries to us. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the debt securities or to make funds available to us, whether by dividends, loans or other payments. In addition, the payment of dividends and the making of loans and advances to us by our subsidiaries may be subject to contractual or statutory restrictions, are contingent upon the earnings of those subsidiaries and are subject to various business considerations. Any right we may have to receive assets of any of our subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of our debt securities to participate in those assets) will be effectively subordinated to the claims of such subsidiary’s creditors, including trade creditors.

The Indentures do not limit the aggregate principal amount of debt securities that we may issue and provide that we may issue debt securities from time to time in one or more series, in each case with the same or various maturities, at par or at a discount. We may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of the issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of debt securities under the applicable Indenture. The Indentures also do not limit our ability to incur other debt.

Each prospectus supplement will summarize the material terms relating to the specific series of debt securities being offered. These terms may include some or all of the following:

•	the title of debt securities and whether they are subordinated debt securities or senior debt securities;

•	any limit on the aggregate principal amount of the debt securities;

•	the price or prices at which we will sell the debt securities;

•	the maturity date or dates of the debt securities;

•	the rate or rates of interest, if any, which may be fixed or variable, at which the debt securities will bear interest, or the method of determining such rate or rates, if any;

•	the date or dates from which any interest will accrue or the method by which such date or dates will be determined;

•	the right, if any, to extend the interest payment periods and the duration of any such deferral period, including the maximum consecutive periods during which interest payment periods may be extended;

•

whether the amount of payments of principal of (and premium, if any) or interest on the debt securities may be determined with reference to any index, formula or other method, such as one or more currencies, commodities, equity indices or other indices, and the manner of determining the amount of such payments;

•	the dates on which we will pay interest on the debt securities and the regular record date for determining who is entitled to the interest payable on any interest payment date;

•	the place or places where the principal of (and premium, if any) and interest on the debt securities will be payable;

•

if we possess the option to do so, the periods within which and the prices at which we may redeem the debt securities, in whole or in part, pursuant to optional redemption provisions, and the other terms and conditions of any such provisions;

•

our obligation, if any, to redeem, repay or purchase debt securities by making periodic payments to a sinking fund or through an analogous provision or at the option of holders of the debt securities, and the period or periods within which and the price or prices at which we will redeem, repay or purchase the debt securities, in whole or in part, pursuant to such obligation, and the other terms and conditions of such obligation;

•	the denominations in which the debt securities will be issued, if other than denominations of $1,000 and integral multiples of $1,000;

•

the portion, or methods of determining the portion, of the principal amount of the debt securities which we must pay upon the acceleration of the maturity of the debt securities in connection with an Event of Default (as described below), if other than the full principal amount;

•	the currency, currencies or currency unit in which we will pay the principal of (and premium, if any) or interest, if any, on the debt securities, if not United States dollars;

•	provisions, if any, granting special rights to holders of the debt securities upon the occurrence of specified events;

•

any deletions from, modifications of or additions to the Events of Default or our covenants with respect to the applicable series of debt securities, and whether or not such Events of Default or covenants are consistent with those contained in the applicable Indenture;

•	the application, if any, of the terms of the Indenture relating to defeasance and covenant defeasance (which terms are described below) to the debt securities;

•	whether the subordination provisions summarized below or different subordination provisions will apply to the debt securities;

•	the terms, if any, upon which the holders may convert or exchange the debt securities into or for our common stock, preferred stock or other securities or property;

•	whether any of the debt securities will be issued in global form and, if so, the terms and conditions upon which global debt securities may be exchanged for certificated debt securities;

•	any change in the right of the trustee or the requisite holders of debt securities to declare the principal amount thereof due and payable because of an Event of Default;

•	the depositary for global or certificated debt securities;

•	any special tax implications of the debt securities;

•	any trustees, authenticating or paying agents, transfer agents or registrars or other agents with respect to the debt securities; and

•	any other terms of the debt securities.

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange and will be issued in fully-registered form without coupons.

Debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. The applicable prospectus supplement will describe the federal income tax consequences and special considerations applicable to any such debt securities. The debt securities may also be issued as indexed securities or securities denominated in foreign currencies, currency units or composite currencies, as described in more detail in the prospectus supplement relating to any of the particular debt securities. The prospectus supplement relating to specific debt securities will also describe any special considerations and certain additional tax considerations applicable to such debt securities.

Subordination

The prospectus supplement relating to any offering of subordinated debt securities will describe the specific subordination provisions, including the extent of subordination of payments by us of the principal of, premium, if any, and interest on such subordinated debt securities.

The Subordinated Indenture does not limit the issuance of additional Senior Indebtedness.

Certain Covenants

Except as set forth below or in any indenture supplemental to the Indentures or in a board resolution of ours establishing a series of securities under the Indentures, the Indentures will not:

•	limit the amount of indebtedness or lease obligations that may be incurred by us and our subsidiaries; or

•

contain provisions which would give holders of the notes the right to require us to repurchase their notes in the event of a decline in the credit rating of our debt securities resulting from a change in control, recapitalization or similar restructuring or in the case of any other event.

Limitation on Liens

The Senior Indenture provides that if we or any Restricted Subsidiary (as described below) shall issue, assume or guarantee any evidence of indebtedness for money borrowed (“Indebtedness”) secured by a mortgage, security interest, pledge or lien (“Mortgage”) on any Principal Property (as described below), or shares of stock or Indebtedness of any Restricted Subsidiary, we will secure or cause such Restricted Subsidiary to secure any debt securities issued under the Senior Indenture (the “Senior Securities”) equally and ratably with such secured Indebtedness, unless the aggregate amount of all such secured Indebtedness, together with all Attributable Debt (as described below) outstanding pursuant to the first paragraph of the “Limitation on Sale and Lease-back Transactions” covenant described below, would not exceed 10% of Consolidated Net Worth. The Subordinated Indenture does not contain a similar limitation on liens.

Such limitation will not apply to Indebtedness secured by (a) Mortgages on property of any corporation existing at the time such corporation becomes a Restricted Subsidiary, (b) Mortgages on any property existing at the date of the indenture or at the time of acquisition by us or a Restricted Subsidiary (including acquisition through merger or consolidation), (c) Mortgages securing Indebtedness of a Restricted Subsidiary to us or to another Restricted Subsidiary, (d) purchase money and construction Mortgages entered into within specified time limits, (e) mechanics’ liens, tax liens, liens in favor of any governmental body to secure progress, advance or other payments or the acquisition of real or personal property from any governmental body pursuant to contract or provision of statute, any other liens, charges and encumbrances incidental to construction, conduct of business or ownership of property of ours or any Restricted Subsidiary which were not incurred in connection with borrowing money, obtaining advances or credits or the acquisition of property and in the aggregate do not materially impair use of any Principal Property or which are being contested in good faith, or (f) any extension, renewal or replacement of any of the aforementioned Mortgages not in excess of the principal amount of such Indebtedness plus the fee incurred in connection with such transaction.

Limitation on Sale and Lease-back Transactions

The Senior Indenture provides that neither we nor any Restricted Subsidiary may enter into any sale and lease-back transaction involving any Principal Property unless the aggregate amount of all Attributable Debt with respect to such transactions, together with all Indebtedness outstanding pursuant to the first paragraph of the “Limitation on Liens” covenant described above, would not exceed 10% of Consolidated Net Worth (as described below).

Such limitation will not apply to any sale and lease-back transaction if (a) the lease is for a period of not more than three years, (b) the purchaser’s commitment is obtained within a specified period after the acquisition, construction or placing in service of the Principal Property, (c) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or instrumentality or agency thereof, (d) the transaction is between us and a Restricted Subsidiary or between Restricted Subsidiaries, (e) we or such Restricted Subsidiary would be entitled as described in “Limitation on Liens,” above, to mortgage such Principal Property without equally and ratably securing the Senior Securities, or (f) we or such Restricted Subsidiary, within 180 days after the effective date of the transaction, apply to the retirement of Senior Securities or other Indebtedness of ours or a Restricted Subsidiary an amount equal to (A) either (i) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash, or (ii) the fair market value of the Principal Property leased, if the transaction is for other than cash, minus (B) the amount equal to the principal amount of Senior Securities delivered to the trustee within such 180 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 180 days.

Consolidation, Merger and Sale of Assets

We may consolidate or merge with or into any other corporation, and we may sell or transfer all or substantially all of our assets to another corporation, provided, among other things, that (a) the corporation formed by or resulting from any such consolidation or merger or the transferee of such assets shall be a corporation organized and existing under the laws of the United States, any state thereof or the District of Columbia and shall expressly assume by supplemental indenture payment of the principal of and premium, if any, and interest, if any, on the debt securities issued under either the Senior Indenture or the Subordinated Indenture and the performance and observance of the Indenture and (b) we or such successor corporation shall not immediately thereafter be in default under the Indenture.

Definition of Certain Terms

“Restricted Subsidiary” means a Subsidiary (as described below) (i) substantially all the property of which is located, or substantially all the business of which is carried on, within the United States, and (ii) which owns a Principal Property; provided, however, that the term shall not include any Subsidiary which is solely or primarily engaged in the business of providing or obtaining financing for the sale or lease of products sold or leased by us or any Subsidiary or which is primarily engaged in the business of a finance company either on a secured or an unsecured basis.

“Principal Property” means all real property and tangible personal property constituting a manufacturing plant located within the United States owned by us or a Restricted Subsidiary, exclusive of (i) motor vehicles, mobile materials-handling equipment and other rolling stock, (ii) office furnishings and equipment, information and electronic data processing equipment, (iii) any property financed through obligations issued by a state or possession of the United States, or any political subdivision or instrumentality of the foregoing, on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the Internal Revenue Service, includable in gross income of the holder by reason of Section 103(a) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations, (iv) any real property held for development or sale, or (v) any property the gross book value of which (including related land and improvements thereon and all machinery and equipment included therein without deduction of any depreciation reserves) is less than 10% of Consolidated Net Worth or which our board of directors determines is not material to the operation of our business and our Subsidiaries taken as a whole.

“Consolidated Net Worth” means the excess over current liabilities of all assets properly appearing on our consolidated balance sheet after deducting the minority interests of others in Subsidiaries.

A “Subsidiary” is defined to mean any corporation of which at least a majority of all outstanding stock having ordinary voting power in the election of directors of such corporation is at the time, directly or indirectly, owned by us or by one or more Subsidiaries of ours or by us and one or more Subsidiaries.

“Attributable Debt” in respect of any Sale and Lease-Back Transaction means, as of the time of the determination, the lesser of (i) the sale price of the Principal Property so leased multiplied by a fraction the numerator of which is the remaining portion of the base term of the lease included in such transaction and the denominator of which is the base term of such lease, and (ii) the total obligation (discounted to present value at the implicit interest factor, determined in accordance with generally accepted financial practice, included in the rental payments or, if such interest factor cannot readily be determined, at a rate of interest of 10% per annum, compounded semi-annually) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of lease included in such transaction.

Events of Default

The following events are defined in the Indentures as “Events of Default”:

•	default in the payment of any installment of interest on any debt securities in such series for 30 days after becoming due;

•	default in the payment of principal or premium, if any, of any debt securities in such series when due;

•	default in the performance of any other covenant for 90 days after notice;

•

involuntary acceleration of the maturity of our indebtedness in excess of $10 million for money borrowed which acceleration shall not be rescinded or annulled or otherwise cured, or which indebtedness shall not be discharged, within 10 days after notice;

•	entry of certain court orders which would require us to make payments exceeding $25 million and where 60 days have passed since the entry of the order without it having been satisfied or stayed;

•	certain events of bankruptcy, insolvency or reorganization; and

•	any other Event of Default that may be set forth in the supplemental indenture or board resolution with respect to a particular series of debt securities.

If an Event of Default shall occur and be continuing with respect to a series of debt securities, either the trustee or the holders of at least 25% in principal amount of the outstanding debt securities (or such lesser amount as may be provided for in the debt securities of such series) of such series may declare the entire principal amount of all the debt securities of such series to be due and payable.

The Indentures provide that the trustee shall, within 90 days after the occurrence of default with respect to a particular series of debt securities, give the holders of the debt securities of such series notice of such default known to it (the term default to mean the events specified above without grace periods); provided that, except in the case of default in the payment of principal or premium, if any, or interest, if any, on any of the debt securities of such series, the trustee shall be protected in withholding such notice if it in good faith determines the withholding of such notice is in the interest of the holders of the debt securities of such series.

We are required to furnish the trustee annually a statement by certain of our officers to the effect that to the best of their knowledge we are not in default in the fulfillment of any of our obligations under the Indentures or, if there has been a default in the fulfillment of any such obligation, specifying each such default. No holder of any debt securities of any particular series shall have any right to institute any judicial or other proceeding with respect to the Indentures, or for the appointment of a receiver or trustee, or for any other remedy unless:

•	an Event of Default shall have occurred and be continuing and such holder shall have given the trustee prior written notice of such continuing Event of Default;

•

the holders of not less than 25% of the outstanding principal amount of debt securities of a particular series shall have requested the trustee for such series to institute proceedings in respect of such Event of Default;

•	the trustee shall have been offered reasonable indemnity against its costs, expenses and liabilities in complying with such request;

•	the trustee shall have failed to institute proceedings 60 days after the receipt of such notice, request and offer of indemnity; and

•	no direction inconsistent with such written request shall have been given for 60 days by the holders of a majority in principal amount of the outstanding debt securities of such series.

The holders of a majority in principal amount of a particular series of debt securities outstanding will have the right, subject to certain limitations, to direct the time, method and place of conducting any proceeding for any remedy available to the trustee with respect to such series or exercising any trust or power conferred to the trustee, and to waive certain defaults. The Indentures provide that in case an Event of Default shall occur and be continuing, the trustee shall exercise such of its rights and powers under the Indentures, and use the same degree of care and skill in their exercise, as a prudent man would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indentures at the request of any of the holders of debt securities of a particular series unless they shall have offered to the trustee security or indemnity reasonably satisfactory to the trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request.

Discharge, Defeasance and Covenant Defeasance

If indicated in the applicable prospectus supplement, we may discharge or defease our obligations under each Indenture as set forth below.

We may discharge certain obligations to holders of any series of debt securities issued under either the Senior Indenture or the Subordinated Indenture which have not already been delivered to the trustee for cancellation and which have either become due and payable or are by their terms due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the trustee funds or government obligations denominated in U.S. dollars or in the foreign currency in which debt securities of such series are payable in an amount sufficient to pay the entire indebtedness on debt securities of such series with respect to principal (and premium and additional amounts, if any) and interest to the date of such deposit (if debt securities of such series have become due and payable) or to the maturity thereof or the date of redemption of debt securities of such series, as the case may be.

If indicated in the applicable prospectus supplement, we may elect either (i) to defease and be discharged from any and all obligations with respect to the debt securities of or within any series (except for, among other things, the obligation to pay additional amounts, if any, upon the occurrence of certain events of taxation, assessment or governmental charge with respect to payments on debt securities of such series and other obligations to register the transfer or exchange of debt securities of such series, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency with respect to the debt securities and to hold moneys for payment in trust) (“defeasance”) or (ii) to be released from our obligations with respect to certain covenants applicable to the debt securities of or within any series of debt securities and any omission to comply with such obligations shall not constitute an Event of Default with respect to such series of debt securities (“covenant defeasance”), upon the deposit with the relevant Indenture trustee, in trust for such purpose, of money and/or government obligations which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient, without reinvestment, to pay the principal of (and premium, if any) or interest on such debt securities to maturity. As a condition to defeasance or covenant defeasance, we must deliver to the trustee an opinion of counsel to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred. Such opinion of counsel, in the case of defeasance under clause (i) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the relevant Indenture. In addition, in the case of either defeasance or covenant defeasance, we must deliver to the trustee (i) an opinion of counsel stating that the money and government obligations or other property deposited with the trustee to be held in trust will not be subject to any case or proceeding under any Federal or State bankruptcy, insolvency, reorganization or other similar law, or any decree or order for relief, and (ii) an officers’ certificate and an opinion of counsel, each stating that all conditions precedent with respect to such defeasance or covenant defeasance have been complied with.

We may exercise our defeasance option with respect to such debt securities notwithstanding our prior exercise of our covenant defeasance option.

Modification and Waiver

Modification and amendments of the indenture may be made by us and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security affected thereby:

•	change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts with respect to, debt securities of any series,

•

reduce the principal amount of, or the rate (or modify the calculation of such rate) of interest on, or any additional amounts with respect to, or any premium payable upon the redemption of, debt securities of any series,

•

change our obligation to pay additional amounts with respect to debt securities of any series or reduce the amount of the principal of an original issue discount debt securities that would be due and payable upon a declaration of acceleration of the maturity thereof or the amount thereof provable in bankruptcy,

•	change the redemption provisions of debt securities of any series or adversely affect the right of repayment at the option of any holder of debt securities of any series,

•	change the place of payment or the coin or currency in which the principal of, any premium or interest on or any additional amounts with respect to debt securities of any series is payable,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of debt securities of any series,

•	reduce the percentage in principal amount of an outstanding series of debt securities, the consent of whose holders is required in order to take certain actions,

•	reduce the requirements for quorum or voting by holders of a particular series of debt securities in Section 15.4 of the Indentures,

•

modify any of the provisions in the Indentures regarding the waiver of past defaults and the waiver of certain covenants by the holders of a particular series of debt securities except to increase any percentage vote required or to provide that certain other provisions of the Indentures cannot be modified or waived without the consent of the holder of each debt security of such series affected thereby,

•	make any change that adversely affects the right to convert or exchange any series of debt security into or for our common stock or other securities in accordance with its terms, or

•	modify any of the above provisions.

The holders of at least a majority in aggregate principal amount of the debt securities of any series may, on behalf of the holders of all debt securities of such series, waive our compliance with certain restrictive provisions of the applicable Indenture. The holders of not less than a majority in aggregate principal amount of the outstanding debt securities of any series may, on behalf of the holders of all debt securities of such series, waive any past default and its consequences under the Indenture with respect to the debt securities of such series, except a default:

•	in the payment of principal of (or premium, if any), any interest on or any additional amounts with respect to debt securities of such series; or

•	in respect of a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each debt security of any series.

Under the Indentures, we are required to furnish the trustee annually a statement as to performance by us of certain of our obligations under the Indentures and as to any default in such performance. We are also required to deliver to the trustee, within five days after occurrence thereof, written notice of any Event of Default or any event which after notice or lapse of time or both would constitute an Event of Default.

Payment and Paying Agents

Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security on any interest payment date will be made to the person in whose name a debt security is registered at the close of business on the record date for the interest.

Unless otherwise indicated in the applicable prospectus supplement, principal, interest and premium on the debt securities of a particular series will be payable at the office of such paying agent or paying agents as we may designate for such purpose from time to time. Notwithstanding the foregoing, at our option, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address appears in the security register.

Unless otherwise indicated in the applicable prospectus supplement, a paying agent designated by us and located in the Borough of Manhattan, The City of New York will act as paying agent for payments with respect to debt securities of each series. All paying agents initially designated by us for the debt securities of a particular series will be named in the applicable prospectus supplement. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

All moneys paid by us to a paying agent for the payment of the principal, interest or premium on any debt security which remain unclaimed at the end of two years after such principal, interest or premium has become due and payable will be repaid to us upon request, and the holder of such debt security thereafter may look only to us for payment thereof.

Denominations, Registrations and Transfer

Unless an accompanying prospectus supplement states otherwise, debt securities will be represented by one or more global certificates registered in the name of a nominee for The Depository Trust Company, or DTC. In such case, each holder’s beneficial interest in the global securities will be shown on the records of DTC and transfers of beneficial interests will only be effected through DTC’s records.

A holder of debt securities may only exchange a beneficial interest in a global security for certificated securities registered in the holder’s name if:

•

DTC notifies us that it is unwilling or unable to continue serving as the depositary for the relevant global securities or DTC ceases to maintain certain qualifications under the Exchange Act and no successor depositary has been appointed for 90 days; or

•	We determine, in our sole discretion, that the global security shall be exchangeable.

If debt securities are issued in certificated form, they will only be issued in the minimum denomination specified in the accompanying prospectus supplement and integral multiples of such denomination. Transfers and exchanges of such debt securities will only be permitted in such minimum denomination. Transfers of debt securities in certificated form may be registered at the trustee’s corporate office or at the offices of any paying agent or trustee appointed by us under the Indentures. Exchanges of debt securities for an equal aggregate principal amount of debt securities in different denominations may also be made at such locations.

Governing Law

The Indentures are and debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to its principles of conflicts of laws (other than Section 5-1401 of the General Obligations Law of the State of New York).

Regarding the Trustee

The Senior Indenture Trustee is The Bank of New York Mellon Trust Company, N.A., as successor trustee to JP Morgan Chase Bank N.A., and the Subordinated Indenture Trustee is HSBC Bank USA, National Association. The Trustees are permitted to engage in other transactions with us and our subsidiaries from time to time, provided that if the trustees acquire any conflicting interest they must eliminate such conflict upon the occurrence of an Event of Default, or else resign.

Conversion or Exchange Rights

The prospectus supplement will describe the terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities. These terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. These provisions may allow or require the number of shares of our common stock or other securities to be received by the holders of such series of debt securities to be adjusted.

DESCRIPTION OF CAPITAL STOCK

General

The following summary description of our capital stock is based on the provisions of the Connecticut Business Corporation Act, or CBCA, our restated certificate of incorporation, as amended, and our bylaws, as amended. This description does not purport to be complete and is qualified in its entirety by reference to the full text of the CBCA, and to the terms of the restated certificate of incorporation and bylaws which are included as exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information.” As used in this “Description of Capital Stock,” the terms “The Stanley Works,” “we,” “our” and “us” refer to The Stanley Works, a Connecticut corporation, and do not, unless otherwise specified, include the subsidiaries of this Connecticut corporation.

Our authorized capital stock consists of 200,000,000 shares of common stock, par value $2.50 per share, and 10,000,000 shares of preferred stock, without par value. The number of authorized shares of any class may be increased or decreased by an amendment to our restated certificate of incorporation proposed by our board of directors and approved by a majority of voting shares voted on the issue at a meeting at which a quorum exists.

Common Stock

Each shareholder of record of our common stock is entitled to one vote for each share held on every matter properly submitted to the shareholders for their vote. Holders of our common stock do not have cumulative voting rights. After satisfaction of the dividend rights of holders of preferred stock, holders of common stock are entitled ratably to any dividend declared by the board of directors out of funds legally available for this purpose.

Upon our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive ratably our net assets available, if any, after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock.

Holders of our common stock have no redemption or conversion rights, no sinking fund provisions and no preemptive right to subscribe for or purchase additional shares of any class of our capital stock.

The outstanding shares of our common stock are fully paid and nonassessable, and any shares of common stock issued in an offering pursuant to this prospectus and any shares of common stock issuable upon the exercise of common stock warrants or conversion or exchange of debt securities which are convertible into or exchangeable for our common stock, or in connection with the obligations of a holder of stock purchase contracts to purchase our common stock, when issued in accordance with their terms will be fully paid and nonassessable. The rights, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock

This section describes the general terms and provisions of preferred stock that we are authorized to issue. The applicable prospectus supplement will describe the specific terms of the shares of preferred stock offered through that prospectus supplement, as well as any general terms described in this section that will not apply to those shares of preferred stock. We will file a copy of the certificate of amendment to our certificate of incorporation that contains the terms of each new series of preferred stock with the Secretary of the State of Connecticut and with the SEC each time we issue a new series of preferred stock. Each such certificate of amendment will establish the number of shares included in a designated series and fix the designation, powers, privileges, preferences and rights of the shares of each series as well as any applicable qualifications, limitations or restrictions. You should refer to the applicable certificate of amendment as well as our certificate of incorporation before deciding to buy shares of our preferred stock as described in the applicable prospectus supplement.

Our board of directors has been authorized to provide for the issuance of up to 10,000,000 shares of our preferred stock in multiple series without the approval of shareholders. With respect to each series of our preferred stock, our board of directors has the authority to fix the following terms:

•	the designation of the series;

•	the number of shares within the series;

•	whether dividends are cumulative and, if cumulative, the dates from which dividends are cumulative;

•	the rate of any dividends, any conditions upon which dividends are payable, and the dates of payment of dividends;

•	whether the shares are redeemable, the redemption price and the terms of redemption;

•	the amount payable to you for each share you own if we dissolve or liquidate;

•	whether the shares are convertible or exchangeable, the price or rate of conversion or exchange, and the applicable terms and conditions;

•	any restrictions on issuance of shares in the same series or any other series;

•	voting rights applicable to the series of preferred stock; and

•	any other rights, priorities, preferences, restrictions or limitations of such series.

Your rights with respect to your shares of preferred stock will be subordinate to the rights of our general creditors. Shares of our preferred stock that we issue in accordance with their terms will be fully paid and nonassessable, and will not be entitled to preemptive rights unless specified in the applicable prospectus supplement.

Our ability to issue preferred stock, or rights to purchase such shares, could discourage an unsolicited acquisition proposal. For example, we could impede a business combination by issuing a series of preferred stock containing class voting rights that would enable the holders of such preferred stock to block a business combination transaction. Alternatively, we could facilitate a business combination transaction by issuing a series of preferred stock having sufficient voting rights to provide a required percentage vote of the shareholders. Additionally, under certain circumstances, our issuance of preferred stock could adversely affect the voting power of the holders of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our shareholders, our board of directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over prevailing market prices of such stock. Our board of directors does not at present intend to seek shareholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange requirements.

Anti-Takeover Effects of Provisions of the Certificate of Incorporation, Bylaws and Other Agreements

The rights of our shareholders and related matters are governed by the CBCA, the certificate of incorporation, the bylaws and the Rights Agreement, dated January 19, 2006, which is referred to herein as the Rights Agreement. Provisions of the CBCA, the certificate of incorporation, the bylaws and the Rights Agreement, which are summarized below, may discourage or make more difficult a takeover attempt that shareholders might consider in their best interest. These provisions may also adversely affect prevailing market prices for our common stock.

Board of Directors

The certificate of incorporation provides that the board of directors will be classified with approximately one-third elected each year. The number of directors will be fixed by the board of directors from time to time. The directors elected by the holders of common stock are divided into three classes, designated class I, class II and class III. Each class consists, as nearly as may be possible, of one-third of the total number of such directors. At each annual meeting of shareholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. In addition, if the number of directors is changed, any increase or decrease will be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class will hold office for a term that will coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Any vacancy on the board of directors may be filled by the shareholders or by the board of directors, whether such vacancy occurs as a result of an increase in the number of directors or otherwise. The certificate of incorporation also provides that directors elected by the holders of common stock may be removed only for cause by the affirmative vote of at least a majority of the votes entitled to be cast thereon.

Shareholder Action by Written Consent; Special Meetings

Under the CBCA our shareholders may take action by written unanimous consent of holders of all of our shares in lieu of an annual or special meeting. Otherwise, shareholders will only be able to take action at an annual or special meeting called in accordance with the bylaws.

The bylaws provide that special meetings of shareholders may only be called by:

•	the chairman of the board,

•	the president,

•	the secretary, or

•	the chairman of the board, the president or the secretary upon the written request of the holders of not less than thirty-five percent (35%) of our outstanding voting stock.

In addition, the CBCA provides that a corporation with a class of voting stock registered under the Exchange Act shall hold a special meeting of shareholders if the holders of thirty-five percent (35%) of the votes entitled to be cast on any issue proposed to be considered demand such a meeting.

Advance Notice Requirements for Director Nominations and Other Proposals

Director Nominations. The bylaws contain advance notice procedures with regard to shareholder proposals related to the nomination of candidates for election as directors. These procedures provide that notice of shareholder proposals related to shareholder nominations for the election of directors must be received at our executive offices at least 90 days, but no more than 120 days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first. Our bylaws require that all directors be shareholders of record.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth certain information including:

•	the name, and record addresses of the nominating shareholder, and any other person on whose behalf the nomination is being made, and the nominee;

•	the class or series and number of shares of our capital stock which are beneficially or of record owned by the nominating shareholder or such other person;

•	a description of all arrangements or understandings between the nominating shareholder or such other person and any nominee(s) in connection with the nomination;

•

any other information relating to the nominee that would be required to be disclosed in a proxy statement or other solicitations of proxies for election of directors or as otherwise required to be disclosed pursuant to the Exchange Act had the nominee been nominated by the board of directors;

•	a consent of the nominee to be named in the proxy statement and to serve if elected; and

•	a representation that the nominating shareholder intends to appear in person or by proxy at the meeting to make such nomination.

Other Proposals. In addition to the procedures for nominating directors, the bylaws also contain notice procedures for other shareholder proposals to be brought before an annual meeting. To be timely, we must receive shareholder proposals at least 90 days, but no more than 120 days before the first anniversary of the date on which the proxy statement for the preceding annual meeting was mailed; provided, however, that in the event the annual meeting is not within 30 days before or after such anniversary date, notice by the shareholder must be received not later than the close of business 10 days after the day on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever occurs first.

A shareholder’s notice to our corporate secretary must be in proper written form and must set forth, as to each matter that shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting that business at the meeting;

•	the complete text of any resolutions to be presented;

•	the name and record address of that shareholder and any other person on whose behalf the proposal is made;

•	the class and series and number of shares of each class and series of our capital stock which are owned beneficially or of record by that shareholder;

•

a description of all arrangements or understandings between that shareholder and any such other person in connection with the proposal of that business and any material interest of that shareholder or such other person in that business; and

•	a representation that the shareholder intends to appear in person or by proxy at the meeting to bring that business before the meeting.

Rights Agreement

On January 19, 2006, our board of directors declared a dividend distribution of one right for each share of our common stock outstanding on the close of business on March 10, 2006 and authorized the issuance of one right (as such number may be adjusted from time to time in accordance with the terms of the Rights Agreement) per share of our common stock issued between March 10, 2006 and the Distribution Date. Each outstanding share of common stock currently has one half of a share purchase right. Each purchase right may be exercised to purchase one two-hundredth of a share of Series A Junior Participating Preferred Stock at an exercise price of $220.00, subject to adjustment. The rights, which do not have voting rights, expire on March 10, 2016, and may be redeemed by us at a price of $0.01 per right at any time prior to the earlier of the rights’ expiration date or the close of business on the tenth day following the public announcement that a person has acquired beneficial ownership of 15% or more of the outstanding shares of common stock.

In the event that we are acquired in a merger or other business combination transaction, provision shall be made so that each holder of a right (other than a holder who is a 10%-or-more shareowner) shall have the right to receive, upon exercise thereof, that number of shares of common stock of the surviving company having a market value equal to two times the exercise price of the right. Similarly, if anyone becomes the beneficial owner of more than 10% of the then outstanding shares of common stock (except pursuant to an offer for all outstanding shares of common stock which the independent directors have deemed to be fair and in our best interest), provision will be made so that each holder of a right (other than a holder who is a 10%-or-more shareowner) shall thereafter have the right to receive, upon exercise thereof, common stock (or, in certain circumstances, cash, property or our other securities) having a market value equal to two times the exercise price of the right.

Antitakeover Legislation

We are subject to the provisions of Section 33-844 of the CBCA which prohibits a Connecticut corporation from engaging in a “business combination” with an “interested shareholder” for a period of five years after the date of the transaction in which the person became an interested shareholder, unless the business combination or the purchase of stock by which such person becomes an interested shareholder is approved by our board of directors, and by a majority of our non-employee directors, prior to the date on which the person becomes an interested shareholder. A “business combination” generally includes mergers, asset sales, some types of stock issuances and other transactions with, or resulting in a disproportionate financial benefit to, the interested shareholder. Subject to exceptions, an “interested shareholder” is a person who owns 10% or more of our voting power, or is an affiliate or associate of The Stanley Works and owned 10% or more of our voting power within the past five years.

Under our certificate of incorporation, the affirmative vote by the holders of 80% of our outstanding voting stock is required for the approval or authorization of any business combination involving an interested shareholder. This voting requirement does not apply if:

•	2/3 of our disinterested directors expressly approve the proposed business combination; or

•	The following conditions are satisfied:

•

The cash and fair market value of other consideration received on a per share basis by each shareholder is no less than the highest share price (or the equivalent value) paid by the interested shareholder in acquiring our capital stock; and

•	A proxy statement is mailed to all shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination.

This 80% vote is required even if no vote or a lesser percentage is required by any applicable laws. Additionally, the affirmative vote of the holders of not less than 80% of our outstanding shares of capital stock is required to modify this section of our certificate of incorporation.

Notwithstanding the 80% vote required by our certificate of incorporation, we are also subject to Section 33-841 and Section 33-842 of the CBCA. These provisions generally require business combinations with an interested shareholder to be approved by the board of directors and then by the affirmative vote of at least:

•	the holders of 80% of the voting power of the outstanding shares of our voting stock; and

•	the holders of 2/3 of the voting power of the outstanding shares of our voting stock, excluding the voting stock held by the interested shareholder;

unless the consideration to be received by the shareholders meets certain price and other requirements set forth in Section 33-842 of the CBCA or unless the board of directors of the corporation has by resolution determined to exempt business combinations with that interested shareholder prior to the time that such shareholder became an interested shareholder.

We are also subject to Section 33-756(d) of the CBCA, generally requiring directors acting with respect to mergers, sales of assets and other specified transactions to consider, in determining what they reasonably believe to be in the best interests of the corporation, specified interests, including those of the corporation’s employees, customers, creditors and suppliers and any community in which any office or other facility of the corporation is located.

Limitation of Liability of Directors

The certificate of incorporation contains provisions permitted under the CBCA relating to the personal liability of directors. The provisions limit the personal liability to us or our shareholders of a director for monetary damages for breach of duty as a director to an amount that is not more than the compensation received by that director for serving us during the year of the violation. Our bylaws provide for the indemnification and reimbursement of, and advances of expenses to, any person that is made a party to an action by reason of the fact that he or she:

•	is or was our director, officer, employee or agent, or

•	served at our request as a director, officer, employee or agent of another corporation.

Our bylaws provide for indemnification of directors and officers to the fullest extent permitted by Connecticut law.

Listing.

Our common stock is listed on the New York Stock Exchange under the symbol “SWK.”

Transfer Agent and Registrar.

The transfer agent and registrar for our common stock is Computershare Investor Services, LLC.

DESCRIPTION OF WARRANTS

This section describes the general terms and provisions of our warrants to acquire our securities that we may issue from time to time. The applicable prospectus supplement will describe the terms of any warrant agreements and the warrants issuable thereunder. If any particular terms of the warrants described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing. We may issue warrants independently or together with other securities, and they may be attached to or separate from the other securities. Each series of warrants will be issued under a separate warrant agreement that we will enter into with a bank or trust company, as warrant agent, as detailed in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation, or agency or trust relationship, with you. We will file a copy of the warrant and warrant agreement with the SEC each time we issue a series of warrants, and these warrants and warrant agreements will be incorporated by reference into the registration statement of which this prospectus is a part. A holder of our warrants should refer to the provisions of the applicable warrant agreement and prospectus supplement for more specific information.

The prospectus supplement relating to a particular issue of warrants will describe the terms of those warrants, including, when applicable:

•	the offering price;

•	the currency or currencies, including composite currencies, in which the price of the warrants may be payable;

•	the number of warrants offered;

•

the securities underlying the warrants, including the securities of third parties or other rights, if any, to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the exercise price and the amount of securities you will receive upon exercise;

•	the procedure for exercise of the warrants and the circumstances, if any, that will cause the warrants to be automatically exercised;

•	the rights, if any, we have to redeem the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the warrants will expire;

•	the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security;

•	the date on and after which the warrants and the related securities will be separately transferable;

•	U.S. federal income tax consequences;

•	the name of the warrant agent; and

•	any other material terms of the warrants.

After your warrants expire they will become void. All warrants will be issued in registered form. The prospectus supplement may provide for the adjustment of the exercise price of the warrants.

Warrants may be exercised at the appropriate office of the warrant agent or any other office indicated in the applicable prospectus supplement. Before the exercise of warrants, holders will not have any of the rights of holders of the securities purchasable upon exercise and will not be entitled to payments made to holders of those securities.

The applicable warrant agreement may be amended or supplemented without the consent of the holders of the warrants to which it applies to effect changes that are not inconsistent with the provisions of the warrants and that do not materially and adversely affect the interests of the holders of the warrants. However, any amendment that materially and adversely alters the rights of the holders of warrants will not be effective unless the holders of at least a majority of the applicable warrants then outstanding approve the amendment. Every holder of an outstanding warrant at the time any amendment becomes effective, by continuing to hold the warrant, will be bound by the applicable warrant agreement as amended. The prospectus supplement applicable to a particular series of warrants may provide that certain provisions of the warrants, including the securities for which they may be exercisable, the exercise price and the expiration date, may not be altered without the consent of the holder of each warrant.

DESCRIPTION OF DEPOSITARY SHARES

General

We may offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do so, we may issue receipts for depositary shares that each represent a fraction of a share of a particular series of preferred stock. The prospectus supplement will indicate that fraction. The shares of preferred stock represented by depositary shares will be deposited under a depositary agreement between us and a bank or trust company that meets certain requirements and is selected by us (the “Bank Depositary”). Each owner of a depositary share will be entitled to all the rights and preferences of the preferred stock represented by the depositary share. The depositary shares will be evidenced by depositary receipts issued pursuant to the depositary agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering.

We have summarized some common provisions of a depositary agreement and the related depositary receipts. The forms of the depositary agreement and the depositary receipts relating to any particular issue of depositary shares will be filed with the SEC each time we issue depositary shares, and you should read those documents for provisions that may be important to you. If any particular terms of the depositary agreements and the related depositary receipts described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement.

Dividends and Other Distributions

If we pay a cash distribution or dividend on a series of preferred stock represented by depositary shares, the Bank Depositary will distribute such dividends to the record holders of such depositary shares. If the distributions are in property other than cash, the Bank Depositary will distribute the property to the record holders of the depositary shares. However, if the Bank Depositary determines that it is not feasible to make the distribution of property, the Bank Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the record holders of the depositary shares.

Redemption of Depositary Shares

If we redeem a series of preferred stock represented by depositary shares, the Bank Depositary will redeem the depositary shares from the proceeds received by the Bank Depositary in connection with the redemption. The redemption price per depositary share will equal the applicable fraction of the redemption price per share of the preferred stock. If fewer than all the depositary shares are redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the Bank Depositary may determine.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock represented by depositary shares are entitled to vote, the Bank Depositary will mail the notice to the record holders of the depositary shares relating to such preferred stock. Each record holder of these depositary shares on the record date, which will be the same date as the record date for the preferred stock, may instruct the Bank Depositary as to how to vote the preferred stock represented by such holder’s depositary shares. The Bank Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will take all action that the Bank Depositary deems necessary in order to enable the Bank Depositary to do so. The Bank Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the depositary agreement may be amended by agreement between the Bank Depositary and us. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The depositary agreement may be terminated by the Bank Depositary or us only if (1) all outstanding depositary shares have been redeemed or (2) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

Charges of Bank Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Bank Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and any other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the depositary agreement to be for their accounts.

Withdrawal of Preferred Stock

Except as may be provided otherwise in the applicable prospectus supplement, upon surrender of depositary receipts at the principal office of the Bank Depositary, subject to the terms of the depositary agreement, the owner of the depositary shares may demand delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by those depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Bank Depositary will deliver to such holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock thus withdrawn may not thereafter deposit those shares under the depositary agreement or receive depositary receipts evidencing depositary shares therefor.

Miscellaneous

The Bank Depositary will forward to holders of depositary receipts all reports and communications from us that are delivered to the Bank Depositary and that we are required to furnish to the holders of the preferred stock.

Neither the Bank Depositary nor we will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing our obligations under the depositary agreement. The obligations of the Bank Depositary and us under the depositary agreement will be limited to performance in good faith of our duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Bank Depositary

The Bank Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Bank Depositary. Any such resignation or removal will take effect upon the appointment of a successor Bank Depositary and its acceptance of such appointment. The successor Bank Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company meeting the requirements of the depositary agreement.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and obligating us to sell to or purchase from the holders, a specified number of shares of common stock or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per share of the securities and the number of shares of the securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts, and may be subject to adjustment under anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units consisting of a stock purchase contract and debt securities, preferred securities or debt obligations of third parties, including U.S. treasury securities, any other securities described in the applicable prospectus supplement or any combination of the foregoing, securing the holders’ obligations to purchase the securities under the stock purchase contracts, which we refer to herein as stock purchase units. The stock purchase contracts may require holders to secure their obligations under the stock purchase contracts in a specified manner. The stock purchase contracts also may require us to make periodic payments to the holders of the stock purchase contracts or the stock purchase units, as the case may be, or vice versa, and those payments may be unsecured or pre-funded on some basis.

The applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units. This description is not complete and the description in the prospectus supplement will not necessarily be complete, and reference is made to the stock purchase contracts, and, if applicable, collateral or depositary arrangements relating to the stock purchase contracts or stock purchase units, which will be filed with the SEC each time we issue stock purchase contracts or stock purchase units. If any particular terms of the stock purchase contracts or stock purchase units described in the prospectus supplement differ from any of the terms described herein, then the terms described herein will be deemed superseded by that prospectus supplement. Material United States federal income tax considerations applicable to the stock purchase units and the stock purchase contracts will also be discussed in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to underwriters for resale to purchasers;

•	directly to purchasers; or

•	through agents or dealers to purchasers.

In addition, The Stanley Works may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third party may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in a prospectus supplement.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York and Bruce H. Beatt, our general counsel. If the validity of any securities is also passed upon by counsel for the underwriters of an offering of those securities, that counsel will be named in the prospectus supplement relating to that offering. Mr. Beatt beneficially owns and has rights to acquire less than one percent of our common stock.

EXPERTS

The consolidated financial statements and schedule of The Stanley Works and subsidiaries for the year ended December 29, 2007 appearing in The Stanley Works’ Current Report (Form 8-K) dated September 22, 2008, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in The Stanley Works’ Current Report on Form 8-K dated September 22, 2008 and the effectiveness of The Stanley Works and subsidiaries’ internal control over financial reporting as of December 29, 2007 has been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing in The Stanley Works’ 2007 Annual Report on Form 10-K. Both reports are incorporated herein by reference. Such consolidated financial statements and schedule are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in account and auditing.